Exhibit 10.1





                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                     REASSURE AMERICA LIFE INSURANCE COMPANY

                                       AND

                         PENNCORP FINANCIAL GROUP, INC.







                           Dated as of January 7, 2000










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                                TABLE OF CONTENTS
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                                                                                                                        PAGE
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ARTICLE I             DEFINITIONS.........................................................................................1

           SECTION 1.1           Definitions..............................................................................1

           SECTION 1.2           Other Definitions........................................................................5

           SECTION 1.3           Certain Interpretive Matters.............................................................7

ARTICLE II            THE ACQUISITION.....................................................................................7

           SECTION 2.1           Consideration for the Shares.............................................................7

           SECTION 2.2           Closing Transactions.....................................................................7

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLER............................................................8

           SECTION 3.1           Organization and Qualification...........................................................8

           SECTION 3.2           Authorization............................................................................8

           SECTION 3.3           No Violation.............................................................................9

           SECTION 3.4           Capitalization of the Companies..........................................................9

           SECTION 3.5           Company Subsidiaries....................................................................10

           SECTION 3.6           Consents and Approvals..................................................................11

           SECTION 3.7           Financial Statements; Reserves..........................................................11

           SECTION 3.8           Absence of Undisclosed Liabilities......................................................12

           SECTION 3.9           Absence of Certain Changes..............................................................13

           SECTION 3.10          Litigation..............................................................................13

           SECTION 3.11          Property; Liens and Encumbrances........................................................14

           SECTION 3.12          Certain Agreements......................................................................14

           SECTION 3.13          Employee Benefit Plans..................................................................15

           SECTION 3.14          Taxes...................................................................................18

           SECTION 3.15          Compliance with Applicable Law; Permits; Policies.......................................22

           SECTION 3.16          Fairness Opinion........................................................................24

           SECTION 3.17          Proprietary Rights; Year 2000 Compliance................................................24

           SECTION 3.18          Insurance...............................................................................25

           SECTION 3.19          Environmental Matters...................................................................25

           SECTION 3.20          Books and Records.......................................................................26

           SECTION 3.21          Bank Accounts...........................................................................26

           SECTION 3.22          Insurance and Reinsurance...............................................................26

           SECTION 3.23          Labor Matters...........................................................................27

           SECTION 3.24          Affiliate Transactions..................................................................28

           SECTION 3.25          Bonuses.................................................................................28

           SECTION 3.26          All Related Assets......................................................................28



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                                TABLE OF CONTENTS
                                   (CONTINUED)


           SECTION 3.27          Brokers' Fees and Commissions...........................................................28


ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF BUYER............................................................29

           SECTION 4.1           Organization; Qualifications and Operations.............................................29

           SECTION 4.2           Authorization...........................................................................29

           SECTION 4.3           No Violation............................................................................29

           SECTION 4.4           Consents and Approvals..................................................................30

           SECTION 4.5           Brokers' Fees and Commissions...........................................................30

           SECTION 4.6           Purchase for Investment.................................................................30

           SECTION 4.7           Sufficient Funds........................................................................30

ARTICLE V             COVENANTS..........................................................................................30

           SECTION 5.1           Conduct of Business Prior to the Closing................................................30

           SECTION 5.2           Management of Companies.................................................................32

           SECTION 5.3           Access to Information...................................................................33

           SECTION 5.4           HSR Act Filings.........................................................................34

           SECTION 5.5           State Regulatory Approvals..............................................................34

           SECTION 5.6           Transaction Bonuses.....................................................................34

           SECTION 5.7           All Reasonable Efforts..................................................................35

           SECTION 5.8           Public Announcements....................................................................36

           SECTION 5.9           Disclosure Supplements..................................................................36

           SECTION 5.10          Employment and Employee Benefits........................................................36

           SECTION 5.11          Nonsolicitation.........................................................................37

           SECTION 5.12          Acquisition Proposals; Recapitalization Transaction.....................................38

           SECTION 5.13          Pre-Closing Restructuring Transactions..................................................38

           SECTION 5.14          Tax Matters.............................................................................39

           SECTION 5.15          Financial Matters.......................................................................43

           SECTION 5.16          Bankruptcy Court Approval...............................................................41

           SECTION 5.17          Specific Enforcement of Covenants.......................................................45

           SECTION 5.18          Intercompany Indebtedness and Transactions; Brokers and Finders Fees....................46

           SECTION 5.19          Portsmouth..............................................................................46

ARTICLE VI            CLOSING CONDITIONS.................................................................................47

           SECTION 6.1           Conditions to the Obligations of Buyer under this Agreement.............................44

           SECTION 6.2           Conditions to the Obligations of Seller under this Agreement............................49



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                                TABLE OF CONTENTS
                                   (CONTINUED)



ARTICLE VII           CLOSING............................................................................................49

           SECTION 7.1           Closing.................................................................................49

ARTICLE VIII          SURVIVAL...........................................................................................51

           SECTION 8.1           Survival................................................................................51

ARTICLE IX            FURTHER AGREEMENTS AND TERMINATION.................................................................51

           SECTION 9.1           Certain Payments........................................................................51

           SECTION 9.2           Termination.............................................................................52

           SECTION 9.3           Procedure and Effect of Termination.....................................................54

           SECTION 9.4           Confidentiality.........................................................................54

ARTICLE X             MISCELLANEOUS PROVISIONS...........................................................................55

           SECTION 10.1          Amendment and Modification..............................................................55

           SECTION 10.2          Waiver of Compliance; Consents..........................................................55

           SECTION 10.3          Validity................................................................................55

           SECTION 10.4          Expenses and Obligations................................................................55

           SECTION 10.5          Parties in Interest.....................................................................55

           SECTION 10.6          Notices.................................................................................56

           SECTION 10.7          Governing Law...........................................................................57

           SECTION 10.8          Counterparts............................................................................57

           SECTION 10.9          Headings................................................................................57

           SECTION 10.10         Entire Agreement........................................................................57

           SECTION 10.11         Assignment..............................................................................57

           SECTION 10.12         Obligation of Parent....................................................................57

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ANNEX A              Disclosure Schedule





















                                       iv
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                            STOCK PURCHASE AGREEMENT


                     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of January 7, 2000, between Reassure America Life Insurance Company, an Illinois insurance company ("BUYER") and PennCorp Financial Group, Inc., a Delaware corporation ("SELLER").

                                    RECITALS:

                     WHEREAS, Seller is (or, immediately following the Pre-Closing Restructuring Transactions (as hereinafter defined) will be) the record and beneficial owner of (i) all of the issued and outstanding shares of common stock, par value $2.50 per share (the "SLT SHARES") of Security Life and Trust Insurance Company, a Texas corporation ("SLT") and (ii) all of the issued and outstanding shares of common stock, par value $1.00 per share (the "SWLIC SHARES" and together with the SLT Shares, the "Shares") of Southwestern Life Insurance Company, a Texas corporation ("SWLIC" and together with SLT, the "COMPANIES");

                     WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares on the Closing Date; and

                     WHEREAS, Seller has agreed that, subject to approval thereof by its Board of Directors and the other terms of this Agreement, Seller intends to file a voluntary petition for reorganization relief pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "BANKRUPTCY CODE") and in concert with such filing to seek the entry of an order of the United States Bankruptcy Court having jurisdiction over such chapter 11 case (the "BANKRUPTCY COURT") approving this Agreement and authorizing Seller to consummate the transactions contemplated hereby;

                     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I
                                   DEFINITIONS

SECTION 1.1          DEFINITIONS.  For purposes of this Agreement, the term:

                     "ACQUISITION PROPOSAL" means any proposal or offer, other than a proposal or offer (i) by Buyer or any of its Affiliates or (ii) with respect to any Affiliates of Seller (other than the Companies), for (a) any merger, consolidation, share exchange, business combination or other similar transaction (including reinsurance) with Seller or any of its Subsidiaries, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of

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10% or more of the assets, liabilities or policies (including through reinsurance) of Seller or either Company, in a single transaction or series of transactions (whether related or unrelated), (c) any tender offer or exchange offer for 20% or more of the outstanding shares of Seller's common stock or any class of Seller's debt securities or the filing of a registration statement under the Securities Act of 1933, as amended in connection therewith, (d) the acquisition by an third party of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d)(3) of the Exchange Act) which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of any class of Seller's common stock or any class of Seller's debt securities or
(e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, that "Acquisition Proposal" shall not include (i) any such proposal relating solely to the sale of the Waco Companies or (ii) any transfer by either Company of capital stock of any Company Subsidiary.

                     "AFFILIATE" means, as to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

                     "AMERICAN-AMICABLE NOTES" means the 10% promissory note due 2021 issued by American-Amicable Holdings Corporation, a Texas corporation, to SLT in the amount of $7,665,499, dated February 24, 1998 and the 10% promissory note due 2021 issued by American-Amicable Holdings Corporation to SWLIC in the amount of $15,330,998, dated February 24, 1998.

                     "ANNUAL STATEMENT" means, with respect to a referenced Person, the annual statement of such Person filed with or submitted to the insurance regulatory authority in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such authority.

                     "BANKRUPTCY RESOLUTION DATE" means the date on which a Final Order of the Bankruptcy Court has been entered dismissing, closing or otherwise terminating the Chapter 11 Case.

                     "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are authorized or required by law or executive order to be closed.

                     "CHAPTER 11 CASE" means a voluntary case commenced by Seller under chapter 11 of the Bankruptcy Code.

                     "CLOSING TRANSACTIONS" means the transactions contemplated by Section 2.2.


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                     "CODE" means the Internal Revenue Code of 1986, as amended
(including any successor code), and the rules and regulations promulgated thereunder.

                     "COMPANIES" means SWLIC and SLT.

                     "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto as ANNEX A.

                     "EMPLOYEES" means (i) those current and former employees of the Companies or the Company Subsidiaries and (ii) those current and former employees of Seller or any of its Affiliates who primarily render services to or on behalf of any or all of the Companies or the Company Subsidiaries, in each case as listed on Section 1.1 of the Disclosure Schedule, and any other employees of Seller, the Companies or the Company Subsidiaries performing services primarily for the Companies or the Company Subsidiaries who are hired between the date hereof and the Closing Date.

                     "ENVIRONMENTAL LAWS" means all applicable federal, state, provincial or local laws (including but not limited to federal and state common law), statutes, codes, rules or regulations relating to the environment, natural resources, and pollution including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time (HMTA), the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., as amended from time to time (RCRA), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended from time to time (FWPCA), the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time (CAA), and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time (TSCA).

                     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                     "FINAL ORDER" means an order or judgment the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing has been taken and is pending.

                     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                     "HAZARDOUS MATERIALS" means (i) any wastes, substances, or materials which are defined as "hazardous material," "hazardous waste," "hazardous substance," "toxic material" or other similar designations in, or otherwise subject to regulation under, any applicable Environmental Laws; (ii) petroleum or petroleum byproducts; (iii) friable asbestos and/or any material which contains friable asbestos; and (iv) electrical equipment containing polychlorinated biphenyls (PCBs) in excess of 50 parts per million.


                                       3
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                     "MATERIAL ADVERSE EFFECT" means a materially adverse effect on the business, results of operations or financial condition of the Companies, taken as a whole, other than any change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) to changes in general political or regulatory conditions in the United States, (iii) generally to the industries in which such entity operates and not specifically relating to such entity, (iv) to or resulting from the announcement or pendency of the transactions contemplated by this Agreement or (v) to or resulting from the Chapter 11 Case.

                     "NASDAQ" means The NASDAQ Stock Market, Inc.

                     "PERSON" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

                     "PHASE III TAXES" means Taxes imposed under Section 815 of the Code.

                     "PRE-CLOSING RESTRUCTURING TRANSACTIONS" means the transactions to be effected prior to the Closing pursuant to which (i) all of the SLT Shares will be distributed or otherwise transferred (pursuant to a series of such distributions or transfers) from a wholly-owned Subsidiary of Seller that is not a Company or a Company Subsidiary to Seller, (ii) all of the SWLIC Shares will be distributed or otherwise transferred to Seller, such that, immediately prior to the Closing, Seller will be the record and beneficial owner of all of the SLT Shares and the SWLIC Shares, (iii) SLT will declare and pay a dividend consisting of the shares of preferred stock of Southwestern Financial Corporation currently held by SLT and (iv) the American-Amicable Notes will be transferred to and owned by Seller or any of its Affiliates other than the Companies or any of the Company Subsidiaries.

                     "QUARTERLY STATEMENT" means, with respect to a referenced Person, the quarterly statement of such Person submitted to the insurance regulatory authority in the state in which such Person is domiciled on forms prescribed or permitted by such authority.

                     "RECAPITALIZATION TRANSACTION" means a recapitalization transaction involving Seller and its existing security holders that does not involve the sale of any of the Companies or the Company Subsidiaries.

                     "RELEASE" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, release, or threatened release of Hazardous Materials into the environment.


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                     "SAP" means the statutory accounting practices required or permitted by the National Association of Insurance Commissioners or the insurance regulatory authority in the jurisdiction of domicile of the referenced Person.

                     "SFSC" means Southwestern Financial Services Corporation, a Delaware corporation.

                     "SUBSIDIARY" means, as to any Person, any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person is owned, directly or indirectly, by the referenced Person. For purposes of this Agreement, Buyer's Subsidiaries shall not include any of the Companies or the Company Subsidiaries, notwithstanding the consummation of any of the Closing Transactions.

                     "SUPERIOR PROPOSAL" means an Acquisition Proposal that the Board of Directors of Seller has determined in good faith, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and that the Board of Directors of Seller believes in good faith, after consultation with an outside financial advisor would, if consummated, result in a transaction more favorable from a financial point of view than the transaction proposed by this Agreement.

                     "TAXES" means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, Phase III Taxes, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

                     "TAX RETURNS" means any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

                     "WACO COMPANIES" means Pioneer Security Life Insurance Company, Occidental Life Insurance Company, American-Amicable Life Insurance Company, and Pioneer Life Insurance Company, and any of their Subsidiaries (other than SLT).

                     "WARN" means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or layoff statute.



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SECTION 1.2 OTHER DEFINITIONS. When used in this Agreement, the following terms shall have the meanings ascribed to them in Sections noted below:

Term                                                Defined in
Accounts                                            Section 3.21
Agent Compensation                                  Section 3.15(e)
Agreement                                           Preamble
Allocation Agreement                                Section 5.14(1)
Alternative Termination Amount.                     Section 9.1(b)
Approval Order                                      Section 5.16(d)
Assignment and Assumption of Lease                  Section 7.1(a)
Assignment and Assumption of Other Contracts        Section 7.1(a)
Assignment of License Agreement                     Section 7.1(a)
Bankruptcy Code                                     Recitals
Bankruptcy Court                                    Recitals
Bankruptcy Termination Amount..                     Section 9.1(b)
Banks                                               Section 3.21
Benefit Plans                                       Section 3.13(a)
Buyer                                               Preamble
Buyer Approvals                                     Section 4.4
Buyer Benefit Plans                                 Section 5.10(b)
Buyer Employee                                      Section 5.10(a)
Buyer Material Adverse Effect..                     Section 4.1
Buyer Plans                                         Section 5.10(b)
Buyer's TPA                                         Section 5.10(a)
Claims                                              Section 6.1(n)
Closing                                             Section 7.1
Closing Date                                        Section 7.1
Computation                                         Section 5.14(l)
Deposit                                             Section 3.15(i)
Company Subsidiaries                                Section 3.5(a)
DOJ                                                 Section 3.6
ERISA                                               Section 3.13(a)
ERISA Affiliate                                     Section 3.13(e)
Estate Property                                     Section 5.16(d)
HSR Act                                             Section 3.6
Insurance Approvals                                 Section 3.6
Intellectual Property                               Section 3.17
IRS                                                 Section 1.1(k)
Liens                                               Section 3.11(b)
Litigation                                          Section 3.10
MADSP                                               Section 5.14(l)
Material Contract                                   Section 3.12(a)
MEC                                                 Section 3.14(z)


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Multiemployer Plan                                  Section 3.13(a)
Neutral Auditors                                    Section 5.14(1)
OID                                                 Section 3.9
Opinion                                             Section 3.16
Owned Properties                                    Section 3.11(b)
PBGC                                                Section 3.13(e)
PLAIC                                               Section 6.1(m)
PLAIC Reinsurance Agreement                         Section 6.1(m)
Portsmouth                                          Section 5.19
Portsmouth Preferred Amount                         Section 5.19
Post-Signing Financial Statements                   Section 5.15
Pre-Closing Quarterly Statements                    Section 3.14(b)
Purchase Price                                      Section 2.1
Reinsurance Agreements                              Section 3.22(a)
Releasees                                           Section 6.1(n)
Releasing Party                                     Section 6.1(n)
Request                                             Section 5.14(l)
Required Permits                                    Section 3.15(b)
Sale Procedures Order                               Section 5.16(a)
SAP Financial Statements                            Section 3.7(a)
Section 338(h)(10) Election                         Section 5.14(l)
Section 9.2(b)(ii) Amount                           Section 9.1(b)
Seller                                              Preamble
Shares                                              Recitals
SLT                                                 Recitals
SLT Shares                                          Recitals
Substituted Buyer                                   Section 10.12
SWLIC                                               Recitals
SWLIC Purchase Price                                Section 2.1(a)
SWLIC Shares                                        Recitals
Target Company                                      Section 5.14(l)
Target Employees                                    Section 5.10(a)
Tax Attributes                                      Section 3.14(af)
Technology Systems                                  Section 3.17(b)
Termination Amount                                  Section 9.1(a)
Transaction Bonus                                   Section 3.25
Workpapers                                          Section 5.14(l)


SECTION 1.3 CERTAIN INTERPRETIVE MATTERS. Unless otherwise noted, all references herein to "$" or dollar amounts are to lawful currency of the United States of America. Unless the context otherwise requires, all references to Sections, Articles, Annexes or Exhibits are to Sections, Articles, Annexes or Exhibits to this Agreement.


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
                                   ARTICLE II
                                 THE ACQUISITION

SECTION 2.1 CONSIDERATION FOR THE SHARES. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller, in the manner described in
Section 2.2, all of the Shares for an amount in cash equal to Two Hundred Sixty Million and No/100 Dollars ($260,000,000.00) (subject to adjustment pursuant to Section 5.18(a), Section 5.19 and the immediately following sentence, the "PURCHASE PRICE"). The Purchase Price shall be reduced by (i) $1 million, if the Closing does not occur on or prior to the date that is 180 days after the date hereof and (ii) an additional $1 million for each complete, successive 30-day period between such 180th day and the Closing Date.

SECTION 2.2          CLOSING TRANSACTIONS.  At the Closing:

                     (a) Seller shall deliver to Buyer certificates representing the Shares, free and clear of any Liens, other than those which may be created by Buyer, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, for transfer to Buyer; and

                     (b) Buyer shall deliver to Seller the Purchase Price by wire transfer to an account specified by Seller.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Buyer as follows:

SECTION 3.1          ORGANIZATION AND QUALIFICATION.

                     (a) Each of Seller and the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which as to each such company is set forth opposite its name in Section 3.1(a) of the Disclosure Schedule, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Seller has delivered or made available to Buyer a true and complete copy of the Certificate or Articles of Incorporation and Bylaws (or similar organizational documents) of each of Seller and the Companies.

                     (b) Each of the Companies is qualified or licensed to do business as a foreign corporation or extra-provincial corporation and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule T of each of the Companies' Annual Statements for the year ended December 31, 1998 sets forth a true and


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complete list of each jurisdiction in which each of the Companies is qualified or licensed to do business and is in good standing to transact the business of life and/or accident and health insurance.

                     (c) Each Company is domiciled in its jurisdiction of incorporation, is not deemed to be domiciled in any other jurisdiction, and is licensed to write the types of insurance shown in Section 3.1(c) of the Disclosure Schedule in the jurisdictions shown in such Section, which are all the types of insurance issued by such Companies and all the jurisdictions in which each such Company writes such insurance. Except as set forth in Section 3.1(c) of the Disclosure Schedule, no such license is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the knowledge of Seller, there is no pending threat of such suspension or revocation by any licensing authority.

SECTION 3.2 AUTHORIZATION. Seller has full corporate power and authority (a) to execute and deliver this Agreement and (b) in the event Seller commences the Chapter 11 Case and the Sale Procedures Order and the Approval Order are entered by the Bankruptcy Court, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, and subject to clause (b) above, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than Board of Directors' approval in connection with the commencement of the Chapter 11 Case). This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, including, without limitation, for purposes of the representation and warranty being made as of the Closing Date, the discretion of the Bankruptcy Court for so long as the Bankruptcy Court retains jurisdiction over the Chapter 11 Case, (b) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and (c) for purposes of the representation and warranty being made as of the date hereof (but not for purposes of the representation and warranty being made as of the Closing Date), to the commencement of the Chapter 11 Case, competing offers as described in Section 5.16(a), and entry of the Approval Order.

SECTION 3.3 NO VIOLATION. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller, nor in the event Seller commences the Chapter 11 Case and the Approval Order is entered by the Bankruptcy Court, the performance by Seller of its obligations hereunder nor the consummation by Seller of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) of Seller or any of the Companies, (b) violate or conflict with or result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payments under the terms, conditions or provisions of any Material Contract (as defined in Section 3.12(a)), (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Seller or any of the Companies or any of their respective assets or (d) result in the creation of any Lien upon any of the assets of Seller, any of the Companies (other than any Liens created by Buyer), except in the case of clause (c) above, for those violations, conflicts, breaches and defaults which would not be expected to have a Material Adverse Effect.

SECTION 3.4          CAPITALIZATION OF THE COMPANIES.

                     (a) The authorized capital stock of SWLIC consists of 5,000,000 SWLIC Shares. As of the date hereof, there are 3,000,000 SWLIC Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of SLT consists of 5,000,000 SLT Shares. As of the date hereof, there are 2,542,500 SLT Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights.

                     (b) Except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating either Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of such Company, (ii) agreements or commitments obligating such Company to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on transfer of any shares of capital stock of such Company (other than pursuant to this Agreement) or (iv) voting or similar shareholder agreements relating to any shares of capital stock of such Company.

                     (c) Except as set forth in Section 3.4(c) of the Disclosure Schedule, after giving effect to the Pre-Closing Restructuring Transactions and at all times thereafter prior to the Closing, the Shares will be owned beneficially and of record by Seller, free and clear of all Liens. At the Closing, good and valid title to the Shares shall be conveyed to Buyer as provided for in Section 2.2, in the manner contemplated by Section 2.2, free and clear of all Liens other than those which may be created by Buyer.

                     (d) Except as set forth in Section 3.4(d) of the Disclosure Schedule, neither of the Companies owns, directly or indirectly, 5% or more of the outstanding voting securities of or otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person.

SECTION 3.5          COMPANY SUBSIDIARIES.

                     (a) Section 3.5(a) of the Disclosure Schedule sets forth
(i) the names of all Subsidiaries of each of the Companies (the "COMPANY SUBSIDIARIES") and their respective jurisdictions of incorporation and (ii) the name and number of all authorized, issued and outstanding shares of capital stock of each Company Subsidiary. Except for the Company Subsidiaries, no Company directly or indirectly owns or has the power to vote the shares of any capital stock or other ownership interest (other than capital stock or ownership interests held in the investment portfolio of either Company) or has ordinary voting power to elect the majority of directors of any corporation or other entity or other Person or body performing a similar function of any such entity, as the case may be.

                     (b) Each of the Company Subsidiaries is a corporation or a company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, which as to each such company is set forth opposite its name in Section 3.5(a) of the Disclosure Schedule, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Seller has delivered or made available to Buyer a true and complete copy of the Certificate of Incorporation and Bylaws (or similar organizational documents) of each of the Company Subsidiaries. All of the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and are owned of record and beneficially by the entities named in Section 3.5(a) of the Disclosure Schedule, free and clear of any Liens except as set forth in Section 3.5(a) of the Disclosure Schedule.

                     (c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the Company Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, (ii) agreements or commitments obligating any such Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on the transfer of any shares of capital stock of any such Subsidiary (other than pursuant to this Agreement or applicable laws or regulations of any Governmental Authority) or
(iv) voting or similar shareholder agreements relating to any shares of capital stock of any such Subsidiary.

                     (d) Except as set forth in Section 3.5(d) of the Disclosure Schedule, none of the Company Subsidiaries is regulated or required to be regulated as an insurance company.


SECTION 3.6 CONSENTS AND APPROVALS. Other than in connection with the commencement of a Chapter 11 Case, entry of the Sale Procedures Order, entry of the Approval Order and as set forth in Section 3.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority or any other Person is necessary for the consummation by Seller or the Companies of the transactions contemplated by this Agreement other than (a) consents and approvals of or filings or registrations with (i) the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (ii) the insurance department of the State of Texas and those state insurance departments listed in
Section 3.6 of the Disclosure Schedule (the "INSURANCE APPROVALS") and (b) consent of any counterparty to any agreement or contract that is not a Material Contract.

SECTION 3.7          FINANCIAL STATEMENTS; RESERVES.

                     (a) Seller has previously delivered or made available to Buyer true and complete copies of the following (the "SAP FINANCIAL STATEMENTS"):

                  (i) the Annual Statements for each Company for each of the years ended December 31, 1997 and 1998, in each case as filed with the departments of insurance in the respective states of domicile of each Company including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith;

                  (ii) the Quarterly Statements for each Company for the quarters ended March 31, June 30 and September 30, 1999 including all exhibits, interrogatories, notes and schedules thereto; and

                  (iii) the statutory annual statements for each of the years ended December 31, 1997 and 1998 and unaudited quarterly statements for the quarters ended March 31, June 30, and September 30, 1999 of each Company which were filed in any jurisdiction other than such Company's jurisdiction of domicile and that differ from the corresponding Annual Statements and Quarterly Statements for such periods.

Except as set forth in Section 3.7(a) of the Disclosure Schedule, the SAP Financial Statements were, and when delivered in accordance with the provisions of Section 5.15, the Post-Signing Financial Statements will be, prepared in all material respects in accordance with SAP, applied on a consistent basis. Except as set forth in Section 3.7(a) of the Disclosure Schedule, the SAP Financial Statements present fairly in all material respects and, when delivered in accordance with the provisions of Section 5.15, the Post-Signing Financial Statements will present fairly in all material respects, the statutory financial position of the applicable Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of such Company for and during the respective periods covered thereby in conformity with SAP, applied on a consistent basis.

                     (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, all statutory reserves and other similar amounts with respect to insurance as established or reflected in the SAP Financial Statements of each Company were determined (and, when delivered in accordance with the provisions of Section 5.15, all statutory reserves and other similar amounts with respect to insurance as reflected or established in the Post-Signing Financial Statements will be determined) in all material respects in accordance with SAP, applied on a consistent basis, and sound actuarial practice, based on actuarial assumptions and methodologies that were (or will be), as of the date of preparation, in compliance in all material respects with, and met (or will meet) in all material respects the requirements of the insurance laws of the respective states of domicile of the Companies. Except as set forth in Section 3.7(b) of the Disclosure Schedule, each Company owns assets that qualify as legal reserve assets under insurance laws applicable to such Company in an amount at least equal to all such reserves and other similar amounts required by such laws to be owned by such Company.

SECTION 3.8 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities or obligations of the Companies or the Company Subsidiaries (including without limitation any Liens) that are required to be reflected or reserved against on a balance sheet prepared in accordance with SAP other than (a) liabilities and obligations reflected or reserved against in the September 30, 1999 Quarterly Statement of each Company and not heretofore discharged, (b) policyholder benefits payable or other liabilities or obligations arising after September 30, 1999 in the ordinary course of business consistent with past practice and in amounts consistent with past practice, or (c) liabilities and obligations disclosed in Section 3.8 of the Disclosure Schedule. Neither Company nor any Company Subsidiary has any liability or obligation on account of any of the operations, businesses, obligations or liabilities of Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries) other than liabilities to be settled in accordance with Section 5.18 hereof.

SECTION 3.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 3.9 of the Disclosure Schedule or as permitted or contemplated by this Agreement (including in connection with the commencement and prosecution of a Chapter 11
Case), since September 30, 1999, neither of the Companies nor any Company Subsidiary has (a) experienced any change, event or condition which, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect, (b) conducted its business in any material respect other than in the ordinary course, (c) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (d) other than immaterial sales or dispositions of assets in the ordinary course of business (i) sold, transferred or otherwise disposed of any of its property or assets or (ii) mortgaged or encumbered any of its property or assets, (e) suffered any material casualty losses not covered by insurance, (f) repurchased any of its capital stock or any capital stock of any of its Subsidiaries, (g) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than ordinary dividends and payments pursuant to certain notes permitted under applicable insurance laws, (h) amended its Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) or merged with or into or consolidated with any other Person, (i) split, combined or reclassified its capital stock, (j) issued or sold (or agreed to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or granted, or agreed to grant any such rights, (k) increased the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business, (l) entered into any new or amended any existing employment contracts, severance agreements or consulting contracts or instituted or agreed to institute any increase in benefits or altered its employment practices or the terms and conditions of employment, (m) except as otherwise required by law, changed, in any material respect its underwriting, actuarial or Tax accounting methods, principles or practices, (n) ceased its lead generation activities other than in the ordinary course of business, (o) terminated any material reinsurance or coinsurance contract (including without limitation, any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, (p) entered into any joint ventures or partnerships of any kind, or (q) entered into any contract or other agreements to do any of the foregoing.

SECTION 3.10 LITIGATION. Except as set forth in Section 3.10 of the Disclosure Schedule, there are no actions, suits, arbitrations, investigations or proceedings ("LITIGATION") pending or, to the knowledge of Seller or the Companies, threatened against Seller or any of its Affiliates before any Governmental Authority or arbitrator relating to this transaction or to any of the Companies or to any of the Company Subsidiaries. Except as set forth in
Section 3.10 of the Disclosure Schedule, none of the Companies is in default under any judgment, decree, injunction or order of any Governmental Authority or arbitrator outstanding against it.

SECTION 3.11         PROPERTY; LIENS AND ENCUMBRANCES.

                     (a) Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of all real property owned or leased by either Company or any Company Subsidiary as of the date hereof.

                     (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule or in the SAP Financial Statements, all properties and assets owned by either Company or any Company Subsidiary (the "OWNED PROPERTIES") or leased by either Company or any Company Subsidiary (the "LEASED PROPERTIES") are free and clear of all liens, pledges, claims, security interests, mortgages, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments (collectively, "LIENS") except
(i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for Taxes not yet delinquent, (iv) Liens reflected in the SAP Financial Statements (which have not been discharged) and (v) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by the relevant Company or Company Subsidiary of the property subject thereto or, in the case of real property, materially impair the present and continued use of such property in the usual and normal conduct of the business of the relevant Company or Company Subsidiary. The Companies and Company Subsidiaries have good and indefeasible title to the Owned Properties and good and valid leasehold interests in the Leased Properties and there are no pending or, to the knowledge of Seller, threatened condemnation proceedings affecting any of the Owned Properties or Leased Properties. To the knowledge of Seller, the use, occupancy and condition of each parcel of real property that is an Owned Property or a Leased Property is in compliance in all material respects with all applicable laws.

SECTION 3.12         CERTAIN AGREEMENTS.

                     (a) Except as disclosed in Section 3.12(a) of the Disclosure Schedule or in the SAP Financial Statements, neither of the Companies nor any Company Subsidiary is a party to any written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money; (ii) employment, consulting, compensation or severance agreement with any of its directors, employees or consultants; (iii) agreement, contract or commitment limiting or restraining it from engaging or competing in any business; (iv) lease pursuant to which it leases real property; (v) distribution, dealer, representation, commission or agency agreement, other than agency agreements with insurance agents in the ordinary course of business; (vi) contract or agreement with any of its Affiliates that will continue after Closing (other than the other Company or Company Subsidiaries); or (vii) any other contract that (A) is material to the businesses of the Companies to the extent such contract would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act if the Companies (as a whole) were subject to the reporting requirements thereunder, or (B) requires annual expenditures or $100,000 or more and has a remaining term of 24 months or more (each of the foregoing a "MATERIAL CONTRACT"). Each Material Contract is in full force and effect and has been complied with in all material respects by the Companies and the Company Subsidiaries and, to the knowledge of Seller, has been complied with in all material respects by all other parties thereto. Except as set forth in Section
3.12 of the Disclosure Schedule, no consent is required under any Material Contract in connection with the consummation of the transactions contemplated by this Agreement.

                     (b) Except as disclosed in Section 3.12(b) of the Disclosure Schedule, all agency agreements with insurance agents to which either Company or any Company Subsidiary is a party are substantially in the form of one or more standard forms thereof previously delivered by Seller to Buyer. Seller has delivered to Buyer copies of all agency agreements disclosed in
Section 3.12(b) of the Disclosure Schedule.

                     (c) To the knowledge of Seller, Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list of all contracts of SWFS to be assigned to and assumed by Buyer pursuant to Section 7.1(a)(vi).

SECTION 3.13         EMPLOYEE BENEFIT PLANS.

                     (a) Since September 30, 1999, no Person who was an employee of Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries) as of such date has become an Employee of any Company or any Company Subsidiary.

                     (b) None of Seller or any of its Affiliates (including any of the Companies or any Company Subsidiary) (i) currently maintains, administers or contributes to or has any liability under or with respect to, other than benefits claims in the ordinary course of business, or (ii) during the six year period preceding the Closing Date maintained, administered or contributed to:
(A) any employee benefit plan, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); or (B) any employment contract, bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, saving and profit sharing, severance or termination pay other than statutory or the common law requirements for reasonable notice, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, life insurance, disability or other (whether insured or self-insured) insurance, a supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, formal or informal, for the benefit of the Employees, brokers, agents, or directors of the Companies or the Company Subsidiaries, or leased employees, independent contractors or other Persons performing services for or on behalf of the Companies or the Company Subsidiaries, except for any such plans, programs, policies or arrangements, the liabilities in respect of which are the sole responsibility of Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) and except as set forth in Section 3.13(b) of the Disclosure Schedule ("BENEFIT PLANS"). None of the Benefit Plans is a multiemployer plan as defined in Section 3(37) of ERISA or is subject to Title IV of ERISA.

                     (c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, all Benefit Plans comply in all material respects with and are operated in all material respects in accordance with their terms and applicable laws and, all such Benefit Plans comply in all material respects with and are, and during the six year period preceding the Closing Date have been, operated in all material respects in accordance with their terms and in accordance with ERISA and the Code, including, but not limited to the requirements of ERISA sections 601 et seq. and 701 et seq. and sections 4980B, 9801 and 9802 of the Code. None of the Benefit Plans are subject to the law of any jurisdiction outside the United States, and no Benefit Plan covers any Person in any jurisdiction outside the United States.

                     (d) True and complete copies of each written Benefit Plan and any related trust, insurance or other related funding contract or agreement or administrative services contract or agreement, and a description of any unwritten Benefit Plan, the most recent summary plan descriptions for each Benefit Plan, the most recent annual reports on Form 5500 for each Benefit Plan, including schedules, audited financial statements and actuarial valuation reports, most recent employee manuals, handbooks or personnel policies, sample copies of the current form of all notices or certifications to individuals under ERISA sections 606, 609, 701 and 711 et seq. or sections 4980B or 9801 of the Code, any other filings with respect to any Benefit Plan with any government entity and any opinion or ruling from the IRS or any other government entity with respect to any Benefit Plan, if any, have been delivered to Buyer.

                     (e) Except as set forth in Section 3.13(e) of the Disclosure Schedule, each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code both as to the original plan and as to all restatements or material amendments and the exempt status of each related trust under Section 501(a) of the Code, all of which have been delivered or made available to Buyer; and nothing has occurred since the date of the most recent such determination letter that would negatively affect such qualification or exemption.

                     (f) Neither of the Companies nor any Company Subsidiary or any entity required to be aggregated with any of the Companies or any Company Subsidiary pursuant to Code section 414 or ERISA section 4001(b) ("ERISA AFFILIATE") have incurred or are reasonably expected to incur, either directly or indirectly, any liability (other than for premiums) to the Pension Benefit Guaranty Corporation ("PBGC").

                     (g) Except as disclosed in Section 3.13(g) of the Disclosure Schedule, there are no pending or, to the knowledge of Seller, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person, including any present or former participant or beneficiary under any Benefit Plan (or any beneficiary of any such participant or beneficiary) involving any Benefit Plan or any rights or benefits under any Benefit Plan other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. There has been no action or failure to act on the part of Seller, its Affiliates, the Companies, the Company Subsidiaries, any fiduciary, funding agent or administrator of any of the Benefit Plans that could reasonably be expected to subject Seller, its Affiliates, the Companies, the Company Subsidiaries or the fund of any such Benefit Plan to the imposition of any Tax or penalty with respect to any Benefit Plans, whether by way of indemnity or otherwise. Except as set forth in Section 3.13(g) of the Disclosure Schedule, all contributions required to have been made or remitted and all expenses required to have been paid by Seller, the Companies or the Company Subsidiaries to or under any Benefit Plan under the terms of any such plan, any agreement or any applicable law have been paid within the time prescribed by any such plan, agreement or law. All contributions to or under any Benefit Plan have been currently deductible under the Code when made. No amount, or any asset of any Benefit Plan, is subject to Tax as unrelated business income. Except as set forth in Section 3.13(g) of the Disclosure Schedule, no "reportable events" (as defined in ERISA section 4043), "prohibited transactions" (as defined in ERISA section 406), breaches of fiduciary responsibility or "accumulated funding deficiencies" (as defined in ERISA section 302) have occurred with respect to any Benefit Plan for which liability would be incurred by the Companies, the Company Subsidiaries or Buyer.

                     (h) Except as disclosed in Section 3.13(h) of the Disclosure Schedule, neither Seller nor any of its Affiliates maintains or contributes to any Benefit Plan which provides, or has any liability or obligation to provide, retiree life or medical insurance to Employees or other Persons performing services for or on behalf of the Companies or the Company Subsidiaries (or their beneficiaries) upon and/or after the last day of the calendar month in which such Person's termination of employment or other service occurs, except as may be required by federal, state or local laws, rules or regulations. With respect to all Benefit Plans disclosed in Section 3.13(h) of the Disclosure Schedule, Seller has provided or made available to Buyer all information necessary to determine any and all liabilities of the Companies and the Company Subsidiaries, on a company by company basis as of December 31, 1998 (or such more recent date as is practicable).

                     (i) Except as disclosed in Section 3.13(i) of the Disclosure Schedule, none of the Benefit Plans contains any provision which would result in any additional benefits, accelerated vesting and/or accelerated payments or which would subject any employee or other Person to an excise Tax or result in the loss of deductibility under sections 280G or 4999 of the Code as a result of the consummation of the transactions contemplated by this Agreement or the termination of an individual's employment thereafter and for which the Companies, the Company Subsidiaries or Buyer would be liable.

                     (j) Neither of the Companies nor the Company Subsidiaries, or any organization with respect to which such Company or Company Subsidiary is a successor or parent corporation (within the meaning of ERISA section 4069) has engaged in any transaction described in ERISA section 4069.

                     (k) Since the effective date of the documents provided in accordance with Section 3.13(d) above, no promises or commitments have been made by Seller or any of its Affiliates or the Companies or the Company Subsidiaries to amend any Benefit Plan or to provide increased benefits thereunder.

SECTION 3.14 TAXES. Except as set forth in Section 3.14 of the Disclosure Schedule:

                     (a) all Tax Returns required to be filed by or with respect to each of the Companies and the Company Subsidiaries have been filed, the Companies and the Company Subsidiaries have paid, or there have been paid on their behalf, all Taxes that were shown to be due on such Tax Returns, and all such Tax Returns were complete and accurate in all material respects;

                     (b) the Companies and the Company Subsidiaries have timely paid or will timely pay or properly accrue (or there have been or will be timely paid on their behalf) all Taxes owed by the Companies and the Company Subsidiaries (whether or not shown on any Tax Return) for all taxable periods for which Tax Returns are required to be filed (taking into account any extensions) on or before the Closing Date;

                     (c) the Companies and the Company Subsidiaries have timely paid (or there have been timely paid on their behalf) all required current estimated Tax payments in amounts sufficient to avoid interest charges and underpayment penalties;

                     (d) the Companies and the Company Subsidiaries have given or otherwise made available to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for periods ending, or transactions consummated, after December 31, 1994;

                     (e) there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from either Company or any Company Subsidiary for any taxable period and no power of attorney is currently in force with respect to any matter relating to Taxes that could affect the Companies or the Company Subsidiaries;

                     (f) no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Seller, threatened with respect to any Taxes due from or with respect to either Company or any Company Subsidiary and no claim has been made by any Governmental Authority in a jurisdiction where any of the Companies or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

                     (g) there are no Liens for Taxes upon the assets or properties of either Company or any of the Company Subsidiaries, except for statutory Liens for current Taxes not yet due;

                     (h) neither Company nor any Company Subsidiary is or has been a member of any partnership or joint venture (or entity treated similarly for Tax purposes) or the holder of a beneficial interest in any trust, in each case for any taxable period for which the applicable statute of limitations has not expired;

                     (i) neither Company nor any Company Subsidiary is a party to any agreement relating to the sharing or allocation of, or indemnification agreement with respect to, Taxes, or any similar contract or arrangement and neither Company nor any Company Subsidiary has made any payment under or pursuant to any such agreement, contract, or arrangement since December 31, 1997;

                     (j) each Company is an "insurance company" within the meaning of Treas. Reg. Section 1.801-3(a) (under former Section 801 of the Code) and subject to taxation under Subchapter L of the Code for the taxable period ending on the Closing Date and for all prior taxable periods for which the statute of limitations has not expired;

                     (k) neither Company nor any Company Subsidiary (i) has income that is includable in computing the taxable income of a United States person (defined in Section 7701 of the Code) under Section 951 of the Code, (ii) is a passive foreign investment company within the meaning of Section 1297 of the Code, and (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

                     (l) neither Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code;

                     (m) no property owned by either Company or any Company Subsidiary (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Return Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code;

                     (n) neither Company nor any Company Subsidiary is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) or
Section 280G of the Code;

                     (o) neither Company nor any Company Subsidiary has agreed, or is required to make, any adjustment under Section 446(e), Section 481(a) or
Section 807(f) of the Code or has entered into any closing agreement pursuant to
Section 7121 of the Code or any other agreement with similar Tax purposes;

                     (p) neither Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return, or has any liability for Taxes of any Person under Treas. Reg. Section 1.1502-6, Treas. Reg. Section 1.1502-78 or any similar provision of state, local or foreign law or regulation, as a transferee or successor, by contract or otherwise;

                     (q) consolidated federal income Tax Returns which include the Companies or the Company Subsidiaries, and, to the extent relevant, state, local, and separate federal income Tax Returns of the Companies or the Company Subsidiaries, or extensions to file such Tax Returns have been (or will be) timely filed by or on behalf of the Companies and the Company Subsidiaries for periods with filing dates prior to the Closing Date;

                     (r) the Companies and the Company Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all respects through all periods in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws;

                     (s) Seller is not a foreign person within the meaning of
Section 1445 of the Code;

                     (t) the amount of each of the policyholders surplus account and the shareholders surplus account (as defined in Section 815 of the Code) of each of the Companies and the Company Subsidiaries as of December 31, 1998 is accurately set forth in Section 3.14 of the Disclosure Schedule, and the amount of the policyholders surplus account of each of the Companies and the Company Subsidiaries as of the Closing Date will not be less than each such respective amount;

                     (u) each Company is and has been taxable as a life insurance company within the meaning of Section 816 of the Code for the taxable period ending on or including the Closing Date and for all prior taxable periods for which the statute of limitations has not expired;

                     (v) all life insurance contracts issued by either Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 7702 of the Code qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code;

                     (w) all contracts issued by either Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 817 of the Code and the Treasury Regulations promulgated thereunder have met the diversification requirements applicable thereto since the issuance of the contracts;

                     (x) all annuity contracts issued by either Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 72(s) of the Code contain all of the necessary provisions of
Section 72(s) of the Code;

                     (y) the Tax treatment under the Code of all insurance or annuity policies, plans or contracts; all financial products, employee benefit plans (other than the Benefit Plans), individual retirement accounts or annuities; or any similar or related policy, contract, plan, or product, whether individual, group, or otherwise, if any, issued or sold by any of the Companies on or before the Closing Date is and at all times has been in all material respects the same as or more favorable to the purchaser, policyholder or intended beneficiaries thereof than the Tax treatment under the Code for which such policies, plans or contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code which do not affect such policies, plans or contracts due to the effective date thereof. Each hardware, software and firmware product used by each Company to maintain the qualification of such policies, plans, products or contracts for the Tax treatment under the Code for which such policies, plans, products or contracts qualified or purported to qualify at the time of their issuance or purchase is and at all relevant times has been properly designed and implemented to maintain such qualification. For purposes of this Section 3.14(y), the provisions of the Code relating to the Tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 264, 401, 403, 404, 408, 408A, 412, 415, 419, 419A, 457, 501, 505, 817, 818,
1035, 7702, 7702A and 7702B. Each Company is and at all times has been the owner for federal income Tax purposes of the assets in any segregated asset account underlying or supporting each variable annuity contract and each variable insurance policy;

                     (z) any life insurance contract issued by either Company (whether developed or administered or reinsured with any unrelated party) which is a modified endowment contract under Section 7702A of the Code (each, a "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status;

                     (aa) each reserve item with respect to the Companies set forth in the 1998 Tax Returns including the Companies was determined correctly in accordance with the requirements of Sections 807, 811 and 846 of the Code (or other applicable Code provisions ), and has been consistently and correctly applied with respect to the filing of all Tax Returns including the Companies and the Company Subsidiaries for all taxable years for which the applicable statute of limitations has not expired, will be consistently and correctly applied with respect to the Companies and the Company Subsidiaries in the 1999 Tax Returns including the Companies and the Company Subsidiaries when such Tax Returns are filed, and will be consistently and correctly applied with respect to SWLIC and SLT in the respective 2000 Tax Returns including SWLIC and SLT for the period from January 1, 2000 through the Closing Date when such Tax Returns are filed;

                     (ab) all annuity contracts issued by either Company (whether developed or administered by or reinsured with any unrelated party) that are provided under or connected with a plan described in Section 401(a), 403(a) or 403(b) of the Code or that are individual retirement annuities or provided under individual retirement accounts or annuities, satisfy the federal income Tax laws applicable to such annuity contracts;

                     (ac) there are no currently pending or, to the knowledge of Seller, threatened federal, state, provincial, local or foreign audits or other administrative or judicial proceedings with regard to the Tax treatment of any policy, contract, product or plan sold, issued or administered by either Company or any Company Subsidiary (whether developed by or reinsured with any unrelated third party);

                     (ad) neither Company nor any Company Subsidiary is a party to any hold harmless, sharing, allocation or indemnification agreement with respect to the Tax qualification or treatment of any policy, contract, product or plan sold, issued or administered by any insurance company (whether developed by or reinsured with any unrelated third party);

                     (ae) each of the Companies and the Company Subsidiaries is a calendar-year taxpayer for federal income Tax purposes;

                     (af) Schedule 3.14 sets forth a description prepared by Seller of (i) the Tax bases of the assets of each Company and Company Subsidiary, and (ii) the amount of unused net operating losses, net capital losses and Tax credits of each Company and Company Subsidiary, in each case as of December 31, 1998 (the "TAX ATTRIBUTES"). The information on such schedule was accurate in all material respects of as December 31, 1998. Such bases and Tax Attributes would be affected by income and deductions and transactions occurring in the ordinary course of business between December 31, 1998 and the Closing Date. Such bases and Tax Attributes will not be affected by any Pre-Closing Restructuring Transactions;

                     (ag) there is no claim, audit, action, suit, proceeding, investigation or limitation now pending or threatened against, with respect to or in limitation of the Tax Attributes, including without limitation any limitations under Sections 382, 383 and 384 of the Code or other provisions of the Code or applicable law (other than limitations incurred in connection with the Closing Transactions); and

                     (ah) neither Company nor any Company Subsidiary is or has been doing business in, is or has been engaged in a trade or business in, or has business in force in any jurisdiction in which it has not filed all required Tax Returns.


SECTION 3.15         COMPLIANCE WITH APPLICABLE LAW; PERMITS; POLICIES.

                     (a) The businesses of the Companies and the Company Subsidiaries are being conducted in compliance with all applicable provisions of any federal, state, provincial, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to them, except as set forth in Section 3.15(a) of the Disclosure Schedule and except for such noncompliance as has not had and would not reasonably be expected to have a Material Adverse Effect. The Companies and the Company Subsidiaries are in compliance in all material respects with the Securities Act of 1933, as amended, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended and state securities laws to the extent that such Acts apply to their operations.

                     (b) Each Company and each Company Subsidiary owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business and operations, except for those the failure of which to have has not had and would not reasonably be expected to have a Material Adverse Effect (the "REQUIRED PERMITS"). All Required Permits relating to insurance are set forth in Schedule T of each of the Companies' Annual Statements for the year ended December 31, 1998, and all other Required Permits are listed in Section 3.15(b) of the Disclosure Schedule. The Required Permits are valid and in full force and effect and, except as disclosed in Section 3.15(b) of the Disclosure Schedule, none of Seller, any Company or any Company Subsidiary has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or material limitation of any such permit; and to the knowledge of Seller, there is no reasonable basis for any such suspension, revocation or limitation. Neither of the Companies nor any Company Subsidiary is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor, other than as described in Section 3.15(b) of the Disclosure Schedule, are any of the Companies or any Company Subsidiary operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

                     (c) Except as disclosed in Section 3.15(c) of the Disclosure Schedule, all forms of insurance policies and riders thereto currently issued by either Company are, to the extent required under applicable laws, on forms approved by applicable insurance regulatory authorities of the jurisdictions in which issued or have been filed with and not objected to by such insurance regulatory authorities within the period provided for such objection and any premium rates with respect to such policies or riders required to be filed with or approved by such applicable insurance regulatory authorities have been so filed or approved and premiums charged conform thereto. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Governmental Authority.

                     (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, each Company (exclusive of their independent agents) and, to the knowledge of Seller, its independent agents, have marketed, sold and issued products of such Company in compliance in all material respects with all laws applicable to the business of such Company in the respective jurisdictions in which such products have been sold, including but not limited to laws regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.15(d), "advertisement" means any material designed to create public interest in life and health insurance policies, annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) "replacement transaction" means a transaction in which a new life or health insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer should know that one or more existing life or health insurance policies or annuity contracts is to be lapsed, forfeited, surrendered, reduced in value or pledged as collateral. Except as set forth in Section 3.15(d) of the Disclosure Schedule, Seller has not received notice (written or oral) and are not otherwise aware of any review or investigation by any Governmental Authority of any marketing conduct and/or selling practices of the Companies or their independent agents, other than periodic market conduct examinations arising in the ordinary course of business and Attorney General inquiries in connection with which no material issues have been raised that have not been resolved to the satisfaction of the relevant insurance authorities or Attorneys General, as the case may be.

                     (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, no agent of any of the Companies has any claim against any of the Companies for any compensation or other amounts (the "AGENT COMPENSATION") other than sales commissions and advances in the ordinary course of business.

                     (f) Seller has previously delivered or made available to Buyer true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the two most recent financial examinations and market conduct examinations of any of the Companies issued by any insurance regulator.

                     (g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, no insurance policy gives the holder thereof the right to receive dividends, distributions or other benefits based on the earnings or revenues of either Company.

                     (h) The Companies have (i) timely paid all material state guaranty association assessments that are due, or claimed or asserted by any insurance regulatory authority to be due, from such Companies, or (ii) provided for all such material assessments in their statutory financial statements, filed with the appropriate insurance regulatory authority, to the extent necessary to be in conformity in all material respects with SAP for such statements.

                     (i) Except as set forth in Section 3.15(i) of the Disclosure Schedule, the December 31, 1998 SAP Financial Statements contain a list of all material funds maintained in a state of licensure by either Company under any applicable insurance law (each a "DEPOSIT"), including, without limitation, any Deposit the beneficial interest of which may have been transferred in connection with a Reinsurance Agreement, the dollar amount of each such Deposit and the name of the depository in which such Deposit is maintained.

SECTION 3.16 FAIRNESS OPINION. Wasserstein Perella & Co., Inc., financial advisor to Seller, has rendered to the Board of Directors of Seller an oral opinion, dated the date hereof (the "OPINION"), regarding the fairness, from a financial point of view, to Seller of the Aggregate Consideration (as defined in the Opinion and which includes both the Purchase Price and the amount to be received by Seller in connection with the sale of an additional specified business of Seller), which oral opinion will be confirmed in writing to Seller with a copy to be delivered to Buyer no later than the close of business on January 11, 2000.

SECTION 3.17 PROPRIETARY RIGHTS; YEAR 2000 COMPLIANCE. (a) Except as disclosed in Section 3.17(a) of the Disclosure Schedule, each Company and each Company Subsidiary owns or possesses the right to use all material trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights and trade names ("INTELLECTUAL PROPERTY") and all material computer software, programs and similar systems that are used by it in the conduct of its business. Each agreement pursuant to which either Company or any Company Subsidiary licenses such Intellectual Property or material computer software, programs or similar systems is in full force and effect in accordance with its terms. Neither of the Companies nor any Company Subsidiary has received any notice of any conflict with or violation or infringement of or any claimed conflict with or violation or infringement of (which, in any such case, remains substantially unresolved), any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems. Neither of the Companies nor any Company Subsidiary is in conflict with or in violation or infringement of any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems, except to the extent that any such conflict, violation or infringement does not have, or would not be reasonably expected to have, a Material Adverse Effect.

                     (b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, all material computer hardware and software (including all computer hardware and software in embedded systems) used by the Companies or any Company Subsidiary (whether such hardware and software is owned or licensed from third parties) (collectively, the "TECHNOLOGY SYSTEMS") is designed or is being modified to be used prior to, during and after the calendar year 2000 and the Companies and the Company Subsidiaries have taken measures they believe to be sufficient to prepare such hardware and software to continue to operate during each such time period to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

SECTION 3.18 INSURANCE. Section 3.18 of the Disclosure Schedule summarizes the amount and scope of the insurance currently in force insuring the assets of the Companies and the Company Subsidiaries and their respective operations and properties against loss or liability. All such policies or contracts of insurance are in compliance in all material respects with all applicable laws and all Material Contracts to which any of the Companies or any Company Subsidiary is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect. No notice of cancellation or termination of any such insurance policy has been given to either Company or any Company Subsidiary and all premiums required to be paid in connection with such insurance policies have been paid in full.

SECTION 3.19         ENVIRONMENTAL MATTERS.  Except as disclosed on Section
                     3.19 of the Disclosure Schedule:

                     (a) the operations of the Companies and the Company Subsidiaries and the real property currently owned, leased or operated by either Company or any Company Subsidiary are in compliance and, during the period of the ownership or tenancy of the relevant Company or Company Subsidiary have been in compliance, with all applicable Environmental Laws, except for such noncompliance as would not be expected to have a Material Adverse Effect;

                     (b) no judicial or administrative proceedings or investigations are pending or, to the knowledge of Seller, threatened against either Company or any Company Subsidiary, pursuant to any applicable Environmental Laws, except for judicial or administrative proceedings or investigations that would not reasonably be expected to have a Material Adverse Effect;

                     (c) no condition exists on any real property currently (or to the knowledge of Seller, formerly) owned, operated or leased by any of the Companies or any Company Subsidiary arising out of or resulting from any Release of any Hazardous Material that could reasonably be expected to result in either Company or any Company Subsidiary incurring any liability under Environmental Laws that would have a Material Adverse Effect and no such property is listed or has been proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information System (CERCLIS); and

                     (d) Seller has delivered or made available to Buyer copies of all environmental investigations, audits, assessments or other analyses conducted by or on behalf of, or which are otherwise in the possession of, Seller or either Company relating to any real property currently or formerly owned or leased by any of the Companies or any Company Subsidiary.

SECTION 3.20 BOOKS AND RECORDS. Copies of all the minute books and stock record books of the Companies and the Company Subsidiaries have been delivered or made available to Buyer for inspection and contain accurate records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and shareholders of the Companies and the Company Subsidiaries from January 1, 1995 to the date hereof and, to the knowledge of Seller, from the date of their respective incorporations to January 1, 1995 (if applicable).

SECTION 3.21 BANK ACCOUNTS. Section 3.21 of the Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions ("BANKS") at which each of the Companies and Company Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading, trust or other similar relationship ("ACCOUNTS") and (b) a true and complete list and description of each such Account, including a list of all authorized signatories.

SECTION 3.22         INSURANCE AND REINSURANCE.

                     (a) Section 3.22(a) of the Disclosure Schedule is a true and complete description of each material contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which any Company is a party which is currently in effect (the "REINSURANCE AGREEMENTS").

                     (b) Except as required by law or as disclosed in Section 3.22(b) of the Disclosure Schedule, all amounts payable as of the date of this Agreement by either Company under any Reinsurance Agreement and, to the knowledge of Seller, all amounts payable as of the date of this Agreement by any other Person that is a party to any Reinsurance Agreement have been paid in accordance with the terms of the contracts under which they arose except, in each case, for immaterial non-payments or discrepancies that would not adversely affect any of the rights of either Company under any such Reinsurance Agreement.

Except as disclosed in Section 3.22(b) of the Disclosure Schedule, to the knowledge of Seller, no reinsurer (other than the Companies) that is a party to any of the Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements or is in default in any material respect under any Reinsurance Agreement and Seller is not aware of any impairment of the financial condition of any such other party to the extent that a default thereunder could reasonably be anticipated. Each Reinsurance Agreement is in compliance in all material respects with applicable insurance laws and regulations regarding life and health reinsurance agreements. The Companies have not entered into any transaction or series of transactions that are required to be recorded as financial reinsurance pursuant to SAP.

                     (c) As of the date hereof, the A.M. Best rating presently held by either of the Companies has not been reduced since January 1, 1999, and other than as set forth in Section 3.22(c) of the Disclosure Schedule, neither Company has, as of the date hereof, received any notice from A.M. Best of any intended downgrading.

SECTION 3.23         LABOR MATTERS.

                     (a) Neither of the Companies nor any Company Subsidiary is a party to any labor or collective bargaining agreement.

                     (b) No Target Employees are represented by any labor organization that is certified to represent such employees under the National Labor Relations Act or other applicable law. No labor organization or group of Target Employees has made a pending demand for recognition, certification, successor rights or a related employer declaration, and there are no representation, certification, successor rights or related employer proceedings or petitions or applications for certification seeking a representation proceeding presently pending or to the knowledge of Seller threatened to be brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Seller, there are no organizing activities involving either Company or any Company Subsidiary pending with any labor organization or group of Target Employees.

                     (c) Except as set forth in Section 3.23(c) of the Disclosure Schedule, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened against or involving either Company or any Company Subsidiary, to the extent applicable to the Target Employees.

                     (d) Except as set forth in Section 3.23(d) of the Disclosure Schedule, each of the Companies and the Company Subsidiaries is in compliance with all laws, regulations and orders applicable to such Company or Company Subsidiary or the Employees or other Persons providing services to or on behalf of such Company or Company Subsidiary, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, other than such noncompliance as has not had and would not be reasonably expected to have a Material Adverse Effect.

(e) There is no "mass layoff," "plant closing" or similar event as defined by WARN with respect to any of the Companies or any Company Subsidiary; provided, that no representation is made as to actions taken by Buyer in connection with or after the Closing.

(f) Except as set forth in Section 3.23(f) of the Disclosure Schedule, as of the date hereof, there are no pending or, to the knowledge of Seller, threatened complaints, charges or claims against either Company or any Company Subsidiary brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by either Company or any Company Subsidiary or, relating to the Employees or other Persons providing services to or on behalf of the Companies or any Company Subsidiary.

SECTION 3.24 AFFILIATE TRANSACTIONS. Section 3.24 of the Disclosure Schedule sets forth, as of the date hereof, all contracts, agreements, obligations, commitments and liabilities between any of the Companies or Company Subsidiaries, on the one hand, and Seller or any of Seller's Affiliates (other than the Companies and the Company Subsidiaries), on the other hand. All such transactions which were required to have been identified or reported to or approved by the applicable departments of insurance have been identified, reported and/or approved.

SECTION 3.25 BONUSES. Except as set forth in Section 3.25 of the Disclosure Schedule, no current or former officer, director, employee or agent of any of the Companies or any Company Subsidiary, Seller or any of Seller's Affiliates (other than the Companies and the Company Subsidiaries) or other Person is a party to or beneficiary of any contract or other agreement pursuant to which such Person shall receive or is entitled to receive any retention or other transaction bonus or other payment (a "TRANSACTION BONUS") from either Company or any Company Subsidiary in connection with the transactions contemplated hereby.

SECTION 3.26 ALL RELATED ASSETS. As of the Closing Date, immediately following the Closing Transactions, the Companies and the Company Subsidiaries will own, lease, license or otherwise have the valid right to use all material property and assets necessary to carry on their respective businesses and operations as presently conducted. Notwithstanding the foregoing, no representation is made in this Section 3.26 with respect to any services provided pursuant to agreements between the Company or any Company Subsidiary on the one hand and Seller or any of its Affiliates other than the Companies and the Company Subsidiaries on the other hand.

SECTION 3.27 BROKERS' FEES AND COMMISSIONS. Except for Wasserstein Perella & Co., Inc. (the fees of which will be paid by Seller), neither Seller nor any of its directors, officers, employees or agents has employed any investment banker, brokers or finders in connection with the transactions contemplated hereby.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer hereby represents and warrants to Seller as follows:

SECTION 4.1 ORGANIZATION; QUALIFICATIONS AND OPERATIONS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted and to own directly or indirectly the Shares. Buyer is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed will not affect Buyer's ability to consummate the transactions contemplated by this Agreement (a "BUYER MATERIAL ADVERSE EFFECT").

SECTION 4.2 AUTHORIZATION. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its respective obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Buyer. No other corporate action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 4.3 NO VIOLATION. Subject to the receipt by Buyer of the Buyer Approvals identified in Section 4.4 below and except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery by Buyer of this Agreement, the performance by Buyer of the obligations hereunder and thereunder nor the consummation by Buyer of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which Buyer is a party or by which any of its assets is bound or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Buyer or any of its assets, except in each case as would not have a Buyer Material Adverse Effect.

SECTION 4.4 CONSENTS AND APPROVALS. Other than the Approval Order and as set forth in Section 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for Buyer to enter into this Agreement or for the consummation by Buyer of the transactions contemplated by this Agreement other than consents and approvals of or filings or registrations with (a) the DOJ pursuant to the HSR Act, (b) the Insurance Approvals, (c) the insurance department of the State of Texas, and (d) any state insurance department pursuant to any preacquisition notification statutes (collectively, the "BUYER APPROVALS").

SECTION 4.5 BROKERS' FEES AND COMMISSIONS. Neither Buyer nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

SECTION 4.6 PURCHASE FOR INVESTMENT. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.

SECTION 4.7 SUFFICIENT FUNDS. Buyer has or will have at Closing sufficient surplus and funds available (through existing credit arrangements or otherwise) to pay the Purchase Price and to pay all fees and expenses related to the transactions contemplated by this Agreement.


                                   ARTICLE V
                                   COVENANTS

SECTION 5.1 CONDUCT OF BUSINESS PRIOR TO THE CLOSING. Except as expressly contemplated by this Agreement (including, without limitation, the Pre-Closing Restructuring Transactions contemplated hereby and the commencement and prosecution of the Chapter 11 Case), the Closing Transactions and the other transactions described as conditions to the consummation of the transactions contemplated by this Agreement specified in Article VI hereof), as set forth in
Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing or termination of this Agreement, Seller will cause each of the Companies and each Company Subsidiary to conduct its business and operations according to its ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact and, as applicable, maintain in good repair its properties, assets and business organizations, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with policyholders, agents and regulators, in each case in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement and as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), prior to the Closing, Seller will not permit either Company or any Company Subsidiary to:

                     (a) propose or adopt any amendment to its Certificate or Articles of Incorporation or Bylaws (or similar organizational documents);

                     (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

                     (c) (i) adopt any new Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend any existing Benefit Plan in any material respect or (ii) increase in any manner the rate or terms of compensation of any of its directors, officers, agents or employees or enter into any employment, severance or collective bargaining agreement other than (A) normal, annual pay increases of employees or (B) increases in compensation to agents in connection with new products;

                     (d) enter into any agreement with any officer, director, employee, general agent or sales agent of either Company or Company Subsidiary pursuant to which such Persons will be entitled to receive from either Company or Company Subsidiary any Transaction Bonus;

                     (e) (i) sell, transfer or otherwise dispose of any of its property or assets (not including those assets constituting investment securities of the Companies, which are the subject of paragraph (f) below) other than immaterial sales or other dispositions of assets or (ii) mortgage or encumber any of its property or assets;

                     (f) except in the ordinary course consistent with past practices, sell, transfer or otherwise dispose of any securities in the Companies' investment portfolios;

                     (g) enter into or terminate any other material agreements, commitments or contracts;

                     (h) (i) split, combine or reclassify the Shares, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares; (provided, however, that the Companies may declare and pay cash dividends, after September 30, 1999, in an aggregate amount not in excess of $17,700,000, (iii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or any of its capital stock, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;


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
                     (i) enter into any agreement or commitment (other than an insurance policy issued in the normal course of business) (A) having a duration of 12 months or more, or (B) involving an aggregate capital expenditure or commitment exceeding (x) $100,000 individually, or (y) collectively with all other such agreements, $500,000;

                     (j) take any action that would intentionally result in a breach of the representations and warranties contained in Article III of this Agreement;

                     (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                     (l) change any of the Tax or financial accounting methods or practices used by it unless required by SAP or applicable law, make or terminate any Tax election, or take any Tax Return position inconsistent with past practices;

                     (m) settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement involves an amount in excess of $250,000 or otherwise is material to the Company involved or the Companies taken as a whole;

                     (n) file any amended Tax Return or settle or compromise any claim relating to Taxes in excess of $50,000;

                     (o) except in accordance with any arrangement or agreement described in Section 3.24 of the Disclosure Schedule, make any payment, loan or advance of any amount to or in respect of, or engage in the sale, transfer or lease of any of its property or assets to, or enter into any contract with, any Affiliate;

                     (p) amend the terms of or terminate any (i) Material Contracts or Reinsurance Agreements (other than an extension of the terms, or termination in accordance with the scheduled termination, of such Material Contract or Reinsurance Agreements expressly required by their terms) or (ii) contracts, agreements or arrangements with any Affiliate to cause any change in the cost, services being provided, or term of any such agreements, other than as specifically contemplated by this Agreement;

                     (q) enter into or renew (other than a renewal of such contract expressly required by the terms of such contract) any contract that would be considered a Material Contract or Reinsurance Agreement (including any contracts, agreements or arrangements with any Affiliates);

                     (r) engage in any transaction with any Affiliate, except to the extent provided in this Agreement; provided, however, that the Companies and Company Subsidiaries may perform their obligations under any agreement with any Affiliate identified in Section 3.24 of the Disclosure Schedule and may renew any such agreement upon the expiration thereof on terms no less favorable to the relevant Company or Company Subsidiary than those existing in the original agreement; or

                     (s) agree to take any of the foregoing actions.

SECTION 5.2 MANAGEMENT OF COMPANIES. Seller shall, from the date of this Agreement through the Closing Date, cause management of the Companies and the Company Subsidiaries to consult on a periodic basis and in good faith with the employees and representatives of Buyer concerning the management of their businesses, including without limitation the policies and practices of the Companies with respect to (i) the ceding or assumption of reinsurance or the termination or modification of existing Reinsurance Agreements, (ii) significant underwriting, actuarial, Tax or accounting issues (including matters related to Tax audits or the establishment, review and modification of insurance and other reserves), (iii) significant matters relating to the conditions, forms and pricing of new kinds of policies and (iv) significant matters relating to the agency force, product distribution, commissions and similar matters; provided, however, that the authority to manage the Companies and the Company Subsidiaries at all times shall remain with the management of the Companies, and that management of the Companies and the Company Subsidiaries shall not consult with employees and representatives of Buyer on any matter if, based on advice of counsel, management determines that such consultation might violate the provisions of the HSR Act or any other laws.

SECTION 5.3          ACCESS TO INFORMATION.

                     (a) Between the date hereof and the Closing Date, Seller shall cause the Companies and the Company Subsidiaries to give to Buyer and its counsel, accountants and other authorized representatives and agents, all reasonable access, during regular business hours and upon reasonable advance notice, to any and all of their respective premises, properties, contracts, books and records, and will cause their respective officers and employees to furnish to Buyer and its representatives, except where prohibited by law, any and all data and information pertaining, directly or indirectly, to the Companies or the Company Subsidiaries that Buyer shall from time to time reasonably request, and shall permit Buyer and its representatives to make extracts and copies thereof. During such period, Seller shall furnish promptly to Buyer (i) each written report on examination of financial condition or market conduct (whether in draft or final form) of any of the Companies issued by any applicable Governmental Authority, (ii) all material filings with state insurance regulators made by either Company under the insurance holding company statutes of its domiciliary state, (iii) all material correspondence or communications with state insurance regulatory authorities concerning the companies, including without limitation such items relating to rehabilitation, insolvency, liquidation, supervision, or other comparable state proceedings and
(iv) all other information and documents concerning the business, properties and personnel of the Companies or the Company Subsidiaries as Buyer may reasonably request. Seller will promptly deliver to Buyer such copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by Seller in the Chapter 11 Case as Buyer may reasonably request. Subject


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
to any applicable confidentiality agreements and to Section 5.12, Seller will promptly provide to Buyer all documents and materials relating to the proposed sale of the Companies or any portion thereof, including, without limitation, with respect to competing bids, and otherwise cooperate with Buyer, to the extent reasonably necessary in connection with Buyer's preparation for or participation in any part of the Chapter 11 Case in which Buyer's participation is necessary, required or reasonably appropriate. Subject to Section 5.16(e), Seller will promptly deliver to Buyer all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as Buyer may reasonably request. In addition, Seller shall, and shall cause the Companies to, consult with Buyer with respect to any written or oral communication concerning, in whole or in part, the transactions contemplated by this Agreement and directed to any state insurance department or other Governmental Authority, any rating agency, any agent or other producer, or any policyholder, and, to the extent reasonably practicable, shall permit a representative of Buyer to attend any meetings (telephonic or otherwise, but excluding board of directors meetings) with any such parties at which the transactions contemplated by this Agreement are reasonably likely to be discussed; provided, however, that Seller shall be deemed to have satisfied the foregoing provisions of this sentence with respect to Seller's or the Companies' discussions, in the ordinary course of business, with agents and other producers and with policyholders if such discussions follow a script or other plan of communication mutually agreed-upon by Seller and Buyer; and provided, further, that Seller shall be deemed to have satisfied the foregoing provisions of this sentence with respect to the responses of senior employees of Seller or the Companies to unsolicited inquiries by agents, producers or policyholders if such responses are conceptually consistent with the mutually agreed-upon plan of communication.

                     (b) If the transactions contemplated herein are consummated, Buyer covenants and agrees that it shall preserve and keep the records of the Companies and the Company Subsidiaries delivered to it hereunder for a period of seven years from the Closing Date, and shall make such records available to Seller (without charge, other than reasonable photocopying expenses if copies are so requested by Seller), as reasonably requested by Seller in connection with any legal proceedings by or against, or governmental investigations of Seller or any of its Affiliates, or in connection with any Tax examination of Seller or any consolidated group of which any of them was a part or for any other proper business purpose of Seller or any of its Affiliates.

                     (c) If the transactions contemplated herein are consummated, Buyer and Seller jointly covenant and agree that, from and after the Closing Date, each will use its reasonable best efforts to cooperate with each other in connection with (i) the preparation of any Tax Return described in
Section 5.14(a), (b) or (c) of this Agreement and (ii) any action, suit, proceeding, investigation or audit of any of them relating to any Tax liability. In furtherance thereof, Buyer and Seller further covenant and agree to promptly respond to all inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

SECTION 5.4 HSR ACT FILINGS. As soon as practicable after the date hereof, Seller and Buyer shall make appropriate filings with the DOJ under the HSR Act with respect to the transactions contemplated by this Agreement. In connection with such filings, the parties hereto shall, in cooperation with each other, and as promptly as reasonably practicable from time to time hereafter, make all such further filings and submissions, and take such further action, as may be required in connection therewith. Each party shall furnish the others all information in its possession necessary for compliance by the others with the provisions of this Section 5.4. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other parties.

SECTION 5.5 STATE REGULATORY APPROVALS. As soon as practicable after the date hereof, Buyer shall file all applications and other documents, and shall use its reasonable best efforts to obtain all consents and approvals, as are required to be filed or obtained by it under the applicable laws of the State of Texas, and of any other applicable jurisdictions, including all requisite approvals of the insurance regulatory authorities in such jurisdictions and all other governmental approvals required for consummation of the transactions contemplated by this Agreement, in each case as promptly as is practicable. Seller shall cause each of the Companies to take all such actions as are reasonably requested by Buyer to assist Buyer in completing all such filings and obtaining all such consents and approvals as are required to be made and obtained. Buyer shall take all such actions as are reasonably requested by Seller to assist in completing all filings and obtaining all consents and approvals as any of them may be required to make and obtain.

SECTION 5.6 TRANSACTION BONUSES. Seller shall pay at or prior to Closing all Transaction Bonuses approved by the Bankruptcy Court, payable to those officers, directors, employees or agents set forth on Section 3.25 of the Disclosure Schedule or otherwise agreed by Buyer and Seller prior to Closing in accordance with Section 5.1(d). To the extent such payments are made by any of the Companies or Company Subsidiaries, Seller shall reimburse the relevant Companies or Company Subsidiaries for the full amount of such payments at Closing. Buyer shall cause the Companies to assume all obligations for any Employee under the retention agreements referenced in Section 3.13(b) of the Disclosure Schedule arising after the Closing, other than the obligation to pay the Transaction Bonuses.

SECTION 5.7          ALL REASONABLE EFFORTS.

                     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the prompt preparation by Seller of all pleadings, motions, notices, statements, schedules, applications, reports and other papers reasonably necessary to commence the Chapter 11 Case; provided, however, that nothing in this Agreement shall be construed as an obligation, commitment or agreement of Seller to


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
commence a Chapter 11 Case if Seller's Board of Directors does not elect to commence the Chapter 11 Case or if Seller accepts a Superior Proposal or Recapitalization Transaction prior to the commencement of such case. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                     (b) At the Closing, Seller will assign to Buyer the non-exclusive right to enforce the rights of Seller under the confidentiality agreements entered into between any investment bank acting as agent for Seller to sell its assets, and the prospective purchasers of the Companies or any other Affiliates of Seller to the extent that such rights affect the Companies or the Company Subsidiaries.

                     (c) Prior to Closing, Seller shall use all reasonable efforts to obtain consents of counterparties identified in Section 6.1(e) of the Disclosure Schedules and the lessor of the Maxus Energy Tower lease. Buyer shall use all reasonable efforts to cooperate with Seller in its efforts to obtain such consents.

SECTION 5.8 PUBLIC ANNOUNCEMENTS. The parties hereto will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that each party will give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

SECTION 5.9 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing and as soon as reasonably practicable following a material event, Seller and Buyer will promptly supplement or amend the Disclosure Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date hereof should have been so disclosed, or which is necessary to correct any information in such Disclosure Schedules which was or has been rendered inaccurate thereby; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by any party shall not be deemed to have been disclosed as of the date hereof, to constitute a part of, or an amendment or supplement to, such party's Disclosure Schedules, or to cure any breach or inaccuracy of a representation or warranty unless so agreed to in writing by the other party.


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
SECTION 5.10         EMPLOYMENT AND EMPLOYEE BENEFITS.

                     (a) Section 5.10(a) of the Disclosure Schedule sets forth a list of the Employees who currently render services primarily to or on behalf of any or all of the Companies or the Company Subsidiaries (the "TARGET EMPLOYEES"). Buyer shall provide to Seller, no more than sixty Business Days after the date hereof, but no later than five Business Days prior to the Closing Date, the names of those Target Employees to whom Buyer or a third-party administrator utilized by Buyer ("BUYER'S TPA") will offer employment (any Target Employee who accepts such offer of employment by Buyer being a "BUYER EMPLOYEE"). Each such offer shall be at a salary or wage generally comparable to that paid by Seller or its Affiliates immediately prior to the Closing, shall be for employment in Dallas County, Texas, and shall be effective as of the Closing Date. With respect to any Target Employee who is not offered employment by Buyer (other than a Target Employee for whom a retention agreement is assumed in accordance with Section 5.6), if such Target Employee is terminated by Seller or its Affiliates without cause within 60 days after the Closing Date, Buyer shall reimburse Seller and be responsible for the amount of severance required by Seller's severance arrangements, practices and contracts identified on Section 5.10(a) of the Disclosure Schedule and for obligations under WARN or any similar state law; provided, however, that Seller and Buyer will cooperate in good faith to minimize such severance or other obligations to the extent reasonably practicable, and Seller shall cause SFSC provide notice of termination to such Target Employees at the time and in the form and manner specified by Buyer. For the avoidance of doubt, Buyer shall have no obligation with respect to severance payable to any Target Employee who does not accept an offer of employment by Buyer or Buyer's TPA made in accordance with the preceding terms of this Section 5.10(a), other than for a Target Employee for whom a retention agreement is assumed in accordance with Section 5.6. Except as otherwise specifically provided in this Section 5.10 or Section 5.6, (i) SFSC shall retain liability for all salary, commissions and other compensation and benefits of any kind due, and any other liability relating to, any Target Employee on account of employment by SFSC before the Closing Date (except for obligations for which a Company is obligated to reimburse SFSC under any of the agreements listed in
Section 3.24 of the Disclosure Schedule) , and (ii) Buyer or Buyer's TPA shall assume liability for all salary, commissions and other compensation and benefits of any kind earned on and after the Closing Date by all Buyer Employees.

                     (b) Subject to the last sentence of Section 5.10(c) Buyer or Buyer's TPA shall, and shall cause its Subsidiaries (including the Companies and the Company Subsidiaries), to provide employee benefits for Buyer Employees ("BUYER BENEFIT PLANS") that are at least substantially comparable in the aggregate to the employee benefits and compensation provided to similarly situated Persons (i) by Seller or its Affiliates under the Benefit Plans and compensation arrangements in effect as of the Closing Date or (ii) by Buyer or Buyer's TPA under its employee benefit plans and compensation arrangements in effect for its employees; provided, that neither Buyer nor Buyer's TPA shall be required to grant service credit for service prior to the Closing Date under any such benefit plans or compensation arrangements. Buyer or Buyer's TPA shall or shall cause the Companies and the Company Subsidiaries to honor and pay all accrued and unpaid compensation, including vacation pay, as of the Closing Date in respect of the Buyer Employees, except as provided in Section 5.6. Notwithstanding the foregoing, Buyer shall assume all liabilities and expenses, and indemnify and hold Seller harmless with respect to Seller's obligations for, the welfare benefits provided to Employees by Integon Corporation and retiree medical benefits provided to Employees under the PennCorp Financial Group, Inc. Retiree Benefit Plan or the Southwestern Financial Services Corporation Retiree Benefit Plan.

                     (c) Prior to or effective as of the Closing Date, Seller shall cause the Companies and the Company Subsidiaries to contribute or accrue employer matching contributions for the portion of the calendar year prior to the Closing Date, with respect to all Buyer Employees, and shall immediately thereafter fully vest all such Buyer Employees' accounts under any 401(k) plan maintained by Seller or its Affiliates prior to the Closing Date for the benefit of Buyer Employees. As soon as practicable after the Closing Date, Buyer shall cause a 401(k) plan maintained by Buyer or the Companies to accept "eligible rollover contributions," within the meaning of section 402(c)(4) of the Code, from any 401(k) plan maintained by Seller or its Subsidiaries prior to the Closing Date, for the benefit of Buyer Employees.

SECTION 5.11 NONSOLICITATION. Seller hereby agrees that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, and shall cause its Subsidiaries not to, without Buyer's prior written consent, directly or indirectly, solicit or hire any of the current officers, general agents or sales agents (down to the level of district manager) of any of the Companies or any Company Subsidiary; provided, however, that nothing herein shall prohibit Seller from publishing a general solicitation of employment in any newspaper, magazine, trade publication or other medium or from soliciting or hiring any person who was an officer of any of the Companies or any Company Subsidiary on the Closing Date but whose employment by such Company or Company Subsidiary thereafter ceases, except as a result of Seller's solicitation or hiring of such person in violation of the first clause of this
Section 5.11.

SECTION 5.12 ACQUISITION PROPOSALS; RECAPITALIZATION TRANSACTION. From the date hereof until the earlier of (a) the termination hereof or (b) the filing of a Chapter 11 Case (in which event the provisions of Section 5.16 shall govern), and except as expressly permitted by the following provisions of this Section 5.12, Seller will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Seller or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any Acquisition Proposal; provided, however, that nothing contained in this Section 5.12 shall prohibit the Board of Directors of Seller from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) such Acquisition Proposal constitutes a Superior Proposal, or (B) such Acquisition Proposal constitutes a

Recapitalization Transaction and (C) prior to taking such action, Seller (x) provides reasonable notice to Buyer to the effect that it is taking such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, Seller shall notify Buyer of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof, and shall provide Buyer with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Buyer on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Buyer a copy of any information delivered to such person which has not previously been reviewed by Buyer. Following the commencement of the Chapter 11 Case, this Section 5.12 will be of no further force and effect and the solicitation and acceptance of competing offers (including Acquisition Proposals) will be governed by Section
5.16 and by the Bankruptcy Court. Nothing in this Section 5.12 (or otherwise in this Agreement) will restrict the ability of Seller to enter into or continue discussions or negotiations, or to provide information to appropriate persons in connection with any contemplated Recapitalization Transaction.

SECTION 5.13 PRE-CLOSING RESTRUCTURING TRANSACTIONS. Seller shall use commercially reasonable efforts to cause the Pre-Closing Restructuring Transactions to occur as soon as possible, but in no event later than immediately prior to (x) the entry of the Sale Procedures Order, in the case of the transactions contemplated by clauses (i) and (ii) of the definition of "Pre-Closing Restructuring Transactions," and (y) the Closing Date, in the case of the transactions contemplated by clauses (iii) and (iv) of such definition. Following the completion of the Pre-Closing Restructuring Transactions, Seller shall, to the extent permitted by applicable law, not include or take any action to include either Company or any of the Company Subsidiaries in any consolidated, unitary, or combined group of corporations for Tax purposes.

SECTION 5.14         TAX MATTERS.

                     (a) Except as provided in Section 5.14(c), Buyer shall prepare or cause to be prepared, and file or cause to be filed, in a manner consistent with past practice (subject to any departure required to comply with any applicable law), all Tax Returns for the Companies and the Company Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Except as provided in Section 5.14(c), Buyer shall be responsible for the payment of Taxes due with respect to such Tax Returns.

                     (b) Except as provided in Section 5.14(c), Buyer shall prepare or cause to be prepared, and file or cause to be filed, in a manner consistent with past practice (subject to any departure required to comply with any applicable law), all Tax Returns for the Companies and the Company Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date. Except as provided in Section 5.14(c), Buyer shall be responsible for the payment of Taxes due with respect to such Tax Returns.

                     (c) (i) Seller and its Affiliates shall prepare or cause to be prepared, and file or cause to be filed, in a manner consistent with past practice and in the ordinary course of business (subject to any departure required to comply with any applicable law), (A) all consolidated, combined, or unitary Tax Returns of Seller or its Affiliates that include the Companies or the Company Subsidiaries for all periods that begin prior to the Closing Date and (B) all other Tax Returns required to be filed by or on behalf of the Companies or the Company Subsidiaries on or prior to the Closing Date. Seller agrees to consult with Buyer with respect to the Tax Returns described in this
Section 5.14(c), and shall deliver drafts of such Tax Returns (or, in the case of Tax Returns that include the Companies or the Company Subsidiaries, the portions of such Tax Returns which include the Companies or the Company Subsidiaries) to Buyer no later than 10 Business Days prior to the date, including extensions, on which such Tax Returns are required to be filed.

                     (ii) For any Taxes attributable to a taxable period that ends on or before the Closing Date, and for which Seller or its Affiliate is responsible for the preparation of the Tax Return pursuant to this Section 5.14(c), Seller shall pay or cause to be paid all Taxes shown due with respect to such Tax returns. Seller and Buyer shall, on or before the Closing Date, make a good faith estimate of the amount of any Tax liability for such period (calculated on a separate company basis), and, subject to clause (iii), the Companies and the Company Subsidiaries shall pay such amounts to Seller or its Affiliate.

                     (iii) For any Taxes attributable to the Pre-Closing Restructuring Transactions, Seller shall be responsible for the payment of, and shall indemnify Buyer and its Affiliates against, such Taxes, including any Taxes attributable to an audit adjustment. If such Taxes are due with respect to Tax Returns filed by Buyer pursuant to Sections 5.14(a) or 5.14(b), Buyer shall deliver drafts of such Tax Returns, or the portions of such Tax Returns which include the Pre-Closing Restructuring Transactions, to Seller no later than 10 Business Days prior to the date, including extensions, on which such Tax Returns are required to be filed. In the case of a dispute between Buyer and Seller as to the proper reporting of the Pre-Closing Restructuring Transactions, Seller's characterization shall be used, except where a departure is required to comply with applicable Tax laws. Seller shall pay to Buyer the amount of Taxes attributable to the Pre-Closing Restructuring Transactions within 15 Business Days after the date on which such Taxes are paid by Buyer.

                     (iv) In the event that any Pre-Closing Restructuring Transaction reduces (A) the Tax basis of the assets, (B) the amount of the Tax Attributes (other than a reduction resulting from the election contemplated by the proviso of Section 5.14(j), or (C) the amount of the policyholders surplus account, in each case of any of the Companies or Company Subsidiaries, Seller shall pay to Buyer the reasonably anticipated Tax cost or detriment to Buyer, the Companies, and Company Subsidiaries of such reduction. Buyer and Seller shall use their reasonable best efforts to agree on the appropriate amount of such payment within 60 days of Buyer's written notification to Seller of such reduction, taking into account reasonable income projections and all other relevant factors. If the Parties cannot agree on such amount, such dispute shall be resolved by a law or accounting firm mutually acceptable to the Parties. The decision of such firm shall be final, and the fees and expenses of such firm shall be borne equally by Buyer and Seller. Seller's payment shall be made within 15 days of the earlier of any agreement reached by the Parties and the Parties = receipt of the decision of the law or accounting firm.

                     (d) Seller shall allow the Companies and the Company Subsidiaries and their counsel to participate in any audits of the consolidated federal income Tax Returns of Seller to the extent that such Tax Returns relate to the Companies or the Company Subsidiaries. Seller shall not settle any such audit in a manner that would adversely affect the Companies or the Company Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

                     (e) Neither Seller nor any Affiliate of Seller that is a common parent of any affiliated group that files consolidated returns for federal income Tax purposes, and of which affiliated group any Company or Company Subsidiary is a member, shall make an election to retain any net operating loss carryovers or capital loss carryovers of the Companies or the Company Subsidiaries under Treas. Reg. Section 1.1502-20(g) or any similar provision of federal, state, local, or foreign law; except in accordance with the proviso in Section 5.14(j).

                     (f) Seller shall immediately pay to Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Companies or the Company Subsidiaries into a consolidated, combined or unitary Tax Return of any Person, when such refund or reduction is realized. Seller shall cooperate with the Companies and the Company Subsidiaries in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns.

                     (g) Buyer, the Companies, the Company Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies, the Company Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies or the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies and the Company Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                     (h) All tax sharing agreements or similar agreements with respect to or involving the Companies or the Company Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither Seller nor the Companies or the Company Subsidiaries shall be bound thereby or have any liability thereunder.

                     (i) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including New York City Transfer Tax and any similar Tax imposed in other states or subdivisions), if any, shall be paid by Seller when due, and Seller will file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer shall reimburse Seller, within 15 days after the date on which the above Taxes are paid, in an amount equal to (i) one-half of the Taxes paid pursuant to this Section 5.14(i); and (ii) one-half of the expenses incurred with respect to the filing of Tax Returns pursuant to this Section 5.14(i).

                     (j) Except as otherwise required by law, as occurs in the ordinary course of business and consistent with past practice, or with the consent of Buyer, which consent shall not be unreasonably withheld, Seller covenants and agrees that neither it nor its Affiliates (including the Companies and the Company Subsidiaries prior to the Closing) shall file or amend any Tax Return, file any claim for refund, change any method of Tax accounting (except that certain of Seller's Affiliates have filed or will file Applications for a Change in Accounting Method with respect to each of the Companies as set forth in Section 3.9(m) of the Disclosure Schedule), settle or compromise any federal, state, local, or foreign Tax liability affecting the Companies or the Company Subsidiaries, or make or change any Tax election with respect to any Tax period, in each case that may result in any material increased Tax liability of, or material loss of Tax benefits by, Buyer, the Companies or the Company Subsidiaries in respect of any Tax period ending after the Closing Date; provided, however, that Pioneer Security Life Insurance Company, an Affiliate of

Seller, may elect pursuant to Treasury Regulation 1.1502-20(g) to re-attribute to itself any portion of the net operating loss carryovers attributable to SLT in connection with its disposition of the stock of SLT.

                     (k) Seller shall furnish to Buyer on or before the Closing Date a certification of Seller's non-foreign status as set forth in Section 1445 of the Code and the Treasury Regulations thereunder.

                     (l) (i) At Buyer's request (the "REQUEST"), Seller and Buyer will join in making a timely election or elections under Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (collectively, the "SECTION 338(H)(10) ELECTION") with respect to the purchase and sale of the stock of any of the Companies or Company Subsidiaries hereunder. Buyer shall make the Request in writing no later than 180 days after the Closing Date. If Buyer does not make the Request that Seller join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 5.14(l) shall not apply.

                     (ii) Seller, Buyer, and any Company or Company Subsidiary as to which a Request has been made (a "TARGET COMPANY") shall execute any and all documents, statements, and other forms that are required to be submitted to any taxing authority in connection with a Section 338(h)(10) Election (the "Section 338 Forms") no later than 15 days prior to the date such Section 338 Forms are required to be filed. Seller, Buyer, and the Target Company shall cause the Section 338 forms to be duly executed by an authorized person for Seller, Buyer, and the Target Company, in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement. Seller and Buyer shall report the purchase of the shares of stock of a Target Company consistent with any Section 338(h)(10) Election made with respect to that company and shall take no position contrary thereto unless and to the extent required to do so pursuant to applicable law.

                     (iii) Seller and Buyer agree to use their reasonable best efforts, as soon as practicable after the date of the Request, to enter into an agreement (the "ALLOCATION AGREEMENT"), to allocate the portion of the Purchase Price allocable to the purchased shares of each Target Company and the liabilities of such Target Company to the assets of the Target Company for all applicable Tax purposes, including the computation of the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations and similar state or local tax provisions) ("MADSP") for the assets of the Target Company. Buyer shall initially prepare a statement setting forth a proposed computation and allocation of MADSP (the "COMPUTATION"). Buyer shall submit the Computation to Seller along with copies of all workpapers, reports, opinions and other similar documents used to prepare the Computation (the "WORKPAPERS"), no later than 30 days after the date the Request is made. If, within 30 days of Seller's receipt of the Computation and the Workpapers, Seller shall not have objected in writing to such Computation, the Computation shall become the Allocation Agreement. If Seller objects in writing to the Computation within such 30 days, Buyer and Seller shall negotiate in good faith to resolve the Computation. If

Buyer and Seller shall not have agreed to the Computation and adopted an Allocation Agreement within 30 days after Seller's objection, any disputed aspects of the Allocation Agreement shall be resolved by an accounting or law firm mutually acceptable to Seller and Buyer (the "NEUTRAL AUDITORS") as soon as practicable but in no event later than 30 days prior to the earlier of (i) the last date on which the Section 338 Forms may be filed or (ii) the last date on which either Buyer or Seller (whichever is earlier) must file a Tax return relating to the transactions contemplated hereby. The decision of the Neutral Auditors shall be final, and the costs, expenses and fees of the Neutral Auditors shall be borne equally by Seller and Buyer. Seller and Buyer shall not take a position before any taxing authority or otherwise (including in any Tax Return) inconsistent with the Allocation Agreement unless and to the extent required to do so pursuant to applicable law.


                     (iv) Buyer, the Companies and the Company Subsidiaries shall be liable for, and shall indemnify and hold Seller harmless against, any net incremental Taxes (including Phase III Taxes, interest and penalties associated with such election) or other costs to Seller as a consequence of the
Section 338(h)(10) Election, including, but not limited to, any audit adjustment relating to the Section 338(h)(10) Election and the allocations reported in accordance with Section 5.14(l)(iii) of this Agreement.

SECTION 5.15 FINANCIAL MATTERS. Not later than two business days after the filing thereof with the applicable regulatory authorities, Seller shall cause the Companies to deliver to Buyer true and complete copies of the Annual Report for each Company for the year ended December 31, 1999 and the Quarterly Reports for each Company for each calendar quarter thereafter, including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith (the "POST-SIGNING SAP FINANCIAL STATEMENTS"). In addition, Seller shall, as promptly as practicable, provide to Buyer all internally prepared management reports and all other financial data and other information relating to the Companies reasonably requested by Buyer.

SECTION 5.16         BANKRUPTCY COURT APPROVAL.

                     (a) On or before two Business Days after the commencement of the Chapter 11 Case, Seller shall file a motion or motions with the Bankruptcy Court seeking entry of (i) the Approval Order (as defined in Section 5.16(d)) approving, inter alia, the sale of the Estate Property (as defined in
Section 5.16(d)) to Buyer pursuant to section 363 of the Bankruptcy Code, subject to higher and better offers and (ii) an order, in form and substance reasonably satisfactory to Buyer and Seller (the "SALE PROCEDURES ORDER"), (A) approving the Termination Amount and the Bankruptcy Termination Amount and providing that, in the event the obligation of Seller to pay Buyer either the Termination Amount or the Bankruptcy Termination Amount arises, such obligation will constitute an administrative expense under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and will be payable in accordance with the provisions of
Section 9.1 of this Agreement without further order of the Bankruptcy Court, (B) establishing procedures for the submission of competing offers, including, without limitation, that a competing offer, whether a proposed Recapitalization Transaction or a proposed purchase of the Shares, will not be considered to be a higher and better offer unless, at a minimum, such offer provides for aggregate consideration of at least $7,000,000 in excess of the Purchase Price and is otherwise a Superior Proposal and (C) scheduling a hearing to consider entry of the Approval Order and providing that notice of such hearing be given to all of Seller's creditors and interest holders of record. Buyer and Seller agree to make promptly any filings, to take all actions and to use their reasonable best efforts to obtain entry of the Sale Procedures Order, entry of the Approval Order and any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby.

                     (b) Prior to entry of the Approval Order, Seller and Buyer will accurately inform the Bankruptcy Court of all material facts of which it is aware relating to this Agreement and the transactions contemplated hereby.

                     (c) If the Approval Order, Sale Procedures Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for hearing or reargument shall be filed with respect thereto), Seller agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts, and each party hereto agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and have not been stayed and Buyer, in its sole discretion, waives the requirement that the Approval Order be a Final Order.

                     (d) Prior to Closing, the sale of the Shares (the "Estate Property") to Buyer pursuant to this Agreement and the other transactions contemplated by this Agreement shall have been approved by order of the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code, in form and substance reasonably acceptable to Seller and Buyer (the "Approval Order") and the Approval Order shall have been entered and become a Final Order. Buyer and Seller agree to use their reasonable best efforts to cause the Bankruptcy Court to enter an Approval Order which contains, among other provisions reasonably requested by Buyer, the following provisions (it being understood that certain of such provisions may be contained in either the findings of fact or conclusions of law to be made by the Bankruptcy Court as part of the Approval Order): (i) the transfers of the Estate Property by Seller to Buyer (A) are or will be legal, valid and effective transfers of the Estate Property; (B) vest or will vest Buyer with all right, title and interest of Seller to the Estate Property free and clear of all Liens and claims pursuant to Section 363(f) of the Bankruptcy Code (other than Liens created by Buyer); and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the State of Texas and Delaware; (ii) all amounts to be paid to Buyer pursuant to this Agreement constitute administrative expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code and are immediately payable if and when the obligations of Seller arise under this Agreement, without any further order of the Bankruptcy Court; provided, however, that Seller shall have the right to contest the validity and amount of such asserted claims; (iii) all Persons are enjoined from taking any action against Buyer, Buyer's Affiliates (as they existed immediately prior to the Closing) or the Companies to recover any claim which such Person has solely against Seller or its Affiliates (as they existed immediately following the Closing); (iv) the satisfaction of the intercompany indebtedness and the termination of the affiliate transactions as referred to in SECTION 5.18 hereof are approved; (v) the obligations of Seller relating to Taxes shall be fulfilled by Seller; (vi) the Bankruptcy Court retains exclusive jurisdiction through the Bankruptcy Resolution Date to interpret and enforce the provisions of this Agreement, the Sale Procedures Order and the Approval Order in all respects; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause
(vi) or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter; (vii) the provisions of the Approval Order are nonseverable and mutually dependent; and (viii) the transactions contemplated by this Agreement are undertaken by Buyer and Seller at arm's length, without collusion and in good faith within the meaning of section 363(m) of the Bankruptcy Code, and such parties are entitled to the protections of section 363(m) of the Bankruptcy Code.

                     (e) Seller shall cooperate reasonably with Buyer and its representatives in connection with the Approval Order, the Sales Procedures Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Buyer at Buyer's reasonable request concerning the status of such proceedings and providing Buyer with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Seller further covenants and agrees that the terms of any plan submitted by Seller to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including, without limitation, any transaction that is contemplated by or approved pursuant to the Approval Order and the Sales Procedures Order.

SECTION 5.17 SPECIFIC ENFORCEMENT OF COVENANTS. Seller acknowledges that irreparable damage would occur in the event that any of the covenants and agreements of Seller set forth in this Article V or in any other part of this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent or cure any breach of such covenants and agreements of Seller and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which it may be entitled at law or in equity, it being understood that, after commencement of the Chapter

11 Case, the Bankruptcy Court shall have exclusive jurisdiction over such matters; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

SECTION 5.18         INTERCOMPANY INDEBTEDNESS AND TRANSACTIONS; BROKERS AND
                     FINDERS FEES.

                     (a) Seller will cause all indebtedness owed to either Company by Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries and other than the American-Amicable Notes) to be paid in full prior to Closing, or the Purchase Price shall be reduced by the amount of such indebtedness remaining unpaid at Closing.

                     (b) All other contracts, agreements, obligations, commitments and liabilities between any of the Companies or any Company Subsidiary and Seller or its Affiliates (other than the Companies and the Company Subsidiaries) shall be terminated prior to the Closing without any payment by any of the Companies or any Company Subsidiary other than (i) payments made consistent with past practice in accordance with the agreements or arrangements described in Section 3.24 of the Disclosure Schedule and (ii) with respect to services subcontracted to an unaffiliated third party under such other contracts, agreements, obligations, commitments and liabilities, such portion as is reasonably allocable to the Companies and the Company Subsidiaries of any early termination fee payable to such unaffiliated third party under a termination provision identified in Section 5.18(b) of the Disclosure Schedule. Not later than 30 days following the Closing, Seller shall prepare and submit to Buyer a computation of amounts owing to Seller or any of its Affiliates (other than the Companies or Company Subsidiaries) consistent with past practice in accordance with such agreements or arrangements as of the Closing Date. Buyer shall pay such amounts to Seller not later than 15 days following its receipt of such computation, together with reasonably detailed documentation supporting the allocation of any portion of an early termination fee to the Companies and the Company Subsidiaries. Buyer and Seller will work together in good faith to minimize any early termination fees payable hereunder.

                     (c) Any fees or expenses incurred by Seller or any Affiliate of Seller payable with respect to any Person for acting as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement shall be the responsibility of Seller.

SECTION 5.19 PORTSMOUTH. Prior to the Closing, Seller shall take any and all steps necessary to assure that neither Company nor any Company Subsidiary owns or holds any shares of capital stock of Portsmouth Financial Group, Inc. ("PORTSMOUTH"). If no cash consideration is received by SWLIC upon the disposition of the shares of preferred stock of Portsmouth currently held by SWLIC, the Purchase Price shall be reduced by Five Million Three Hundred Thousand and No/100 Dollars ($5,300,000.00) (the "PORTSMOUTH PREFERRED AMOUNT"). If the cash consideration received by SWLIC upon such disposition is less than the Portsmouth Preferred Amount, the Purchase Price shall be reduced by the amount of the shortfall. If the cash consideration received by SWLIC upon such disposition is greater than the Portsmouth Preferred Amount, the Purchase Price shall be increased by the amount of the excess.


                                   ARTICLE VI
                               CLOSING CONDITIONS

SECTION 6.1 CONDITIONS TO THE OBLIGATIONS OF BUYER UNDER THIS AGREEMENT. The obligations of Buyer under this Agreement to consummate the Closing Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

                     (a) all authorizations, consents and approvals of any Governmental Authority contemplated by Sections 3.6, 4.4 and 5.16(a), including the Insurance Approvals and the Buyer Approvals, shall have been obtained and shall be in full force and effect and applicable regulators shall not have imposed any material prohibitions, limitations, conditions or restrictions on Buyer or any of the Companies in connection with the approvals by such regulators of the Forms A to be filed by the parties as contemplated hereby, including but not limited to a restriction on the ability of any of the Companies to pay ordinary dividends, which are not consented to by Buyer;

                     (b) any waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated;

                     (c) no injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing Transactions shall be in effect;

                     (d) (i) each of the obligations of Seller required to be performed by it at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, (ii) the representations and warranties of Seller contained in this Agreement shall be true at and as of the Closing Date, as if made at and as of such date (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein), except for those representations and warranties made as of a specified date, which shall be true and correct as of the date specified (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein); provided, that this condition
(ii) shall be deemed satisfied if any inaccuracies in any of such representations and warranties at and as of the applicable date (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and (iii) Buyer shall have received a certificate to that effect signed by a senior officer of Seller;

                     (e) all consents of third parties identified on Section 6.1(e) of the Disclosure Schedule shall have been obtained;

                     (f) the Liens in favor of The Bank of New York, as administrative agent, as disclosed in the Disclosure Schedule, shall have been released concurrently with or prior to the Closing;

                     (g) the Approval Order shall have been entered and, shall be in form and substance reasonably satisfactory to Buyer, and shall have become a Final Order;

                     (h) Seller shall have provided to Buyer documentation reasonably evidencing Seller's fulfillment of the requirements of Section 5.18;

                     (i) each of the Pre-Closing Restructuring Transactions shall have been completed or otherwise provided for to the reasonable satisfaction of Buyer;

                     (j) Seller shall have delivered to Buyer a certificate complying with Treasury Regulations section 1.1445-2(b)(2), in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that Seller is not a foreign person within the meaning of such section;

                     (k) Seller shall have caused SFSC to obtain the consent of the landlord to assign the real property lease for the Maxus Energy Tower, located at 717 North Harwood St., Dallas, Texas to Buyer or to Buyer's TPA;

                     (l) No act, event or condition shall have occurred after the date hereof which has had or would reasonably be expected to have a Material Adverse Effect;

                     (m) Pacific Life and Accident Insurance Company ("PLAIC") shall have executed and delivered to a reinsurance agreement containing economic terms acceptable to Buyer and otherwise in a form acceptable to Buyer (the "PLAIC REINSURANCE AGREEMENT") with respect to all of the remaining business of PLAIC; provided, however, that prior to the Closing, Seller shall have caused the administration of all of PLAIC's business to be converted to the CyberLife systems of Buyer's TPA at PLAIC's sole expense; and

                     (n) Each Company and each Company Subsidiary (each, a "RELEASING PARTY") shall have executed and delivered a release in a form reasonably satisfactory to Seller and Buyer under which each Company and each Company Subsidiary shall release and forever discharge each existing officer and director (the "RELEASEES") of each Releasing Party from any and all claims, demands, proceedings, causes of actions, obligations, damages, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, "CLAIMS"), which such Releasing Parties then have, have ever had or may hereafter have against the Releasees on account of or arising out of any matter with respect to the operations or conduct of the business of any of the Releasing Parties; provided, however, that nothing contained herein shall operate to release any Claim based on such Releasee's embezzlement or similar intentional misconduct.

SECTION 6.2 CONDITIONS TO THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT. The obligation of Seller under this Agreement to consummate the Closing Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

                     (a) all authorizations, consents and approvals of any Governmental Authority contemplated by Sections 3.6 and 4.4 and 5.16(a), including the Insurance Approvals, the Buyer Approvals and the Approval Order shall have been obtained and shall be in full force and effect;

                     (b) any waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated;

                     (c) no injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing Transactions shall be in effect;

                     (d) (i) each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, (ii) the representations and warranties of Buyer contained in this Agreement shall be true at and as of the Closing Date, as if made at and as of such date (without giving effect to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein), except for those representations and warranties made as of a specified date, which shall be true and correct as of the date specified (without giving effect to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein); provided, that this condition (ii) shall be deemed satisfied if any inaccuracies in any of such representations and warranties at and as of the applicable date (without giving effect to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect, and (iii) Seller shall have received a certificate to that effect signed by a senior officer of Buyer;

                     (e) the Approval Order shall have been entered, shall be in form and substance reasonably satisfactory to Seller and shall have become a Final Order; and

                     (f) Buyer shall have executed and delivered to PLAIC the PLAIC Reinsurance Agreement.

                                  ARTICLE VII
                                     CLOSING

SECTION 7.1 CLOSING. The closing of the Closing Transactions (the "CLOSING") shall take place at the offices of Sutherland Asbill & Brennan LLP, at 350 Park Ave., New York, NY 10022, subject to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, as soon as practicable after the date hereof and in any event not later than the first anniversary of the date of this Agreement, or at such other time and place and on such other date as Buyer and Seller shall agree (the "CLOSING DATE"). As a further condition to Closing, at the Closing:

                     (a) Seller shall deliver or cause to be delivered to Buyer the following:

                  (i)      the certificates described in Section 6.1(d);

                  (ii) share certificates representing all of the Shares in appropriate form for transfer to Buyer or Buyer's designee (as appropriate) duly endorsed in blank or accompanied by stock powers duly executed in blank;

                  (iii) resignations of the directors of each of the Companies and the Company Subsidiaries;

                  (iv) an Assignment and Assumption of Lease executed by SFSC and the landlord under the lease for the Maxus Energy Tower, 717 North Harwood St., Dallas, Texas in a form reasonably acceptable to Buyer (the "ASSIGNMENT AND ASSUMPTION OF LEASE");

                  (v) an Assignment and Assumption of the CYBERTEK Corporation License Agreement executed by SWFS and SLT (the "ASSIGNMENT OF LICENSE AGREEMENT"), in a form reasonably acceptable to Buyer; and

                  (vi) an Assignment and Assumption of the rights and obligations of SWFS under all other contracts (including any contracts unknowingly and unintentionally omitted from Section 3.12(c) of the Disclosure Schedule) of SWFS entered into in the ordinary course of business, which (A) are terminable by SWFS within two years without penalty and (B) in the case of any such individual contract, do not provide for payments by SWFS of more than $50,000 in any single year and, in the case of all such contracts in the aggregate, do not provide for payments by SWFS of more than $400,000 in any single year, executed by SWFS (the "ASSIGNMENT AND ASSUMPTION OF OTHER CONTRACTS") in a form reasonably acceptable to Buyer.

                     (b) Buyer shall deliver or cause to be delivered to Seller the following:

                  (i)      the certificate described in Section 6.2(d);


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
                  (ii) the Assignment and Assumption of Lease executed by Buyer or Buyer's TPA;

                  (iii) the Assignment of License Agreement executed by Buyer; and

                  (iv) the Assignment and Assumption of Other Contracts executed by Buyer.

                     (c) Buyer shall pay or shall cause to be paid to Seller, by wire transfer of immediately available funds to such account or accounts as Seller shall have designated in writing at least two days prior to the Closing Date, the Purchase Price.

                                  ARTICLE VIII
                                    SURVIVAL

SECTION 8.1 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing; provided, that the covenants and agreements that, by their terms, are to have effect or to be performed after the Closing Date shall survive in accordance with their terms.


                                   ARTICLE IX
                       FURTHER AGREEMENTS AND TERMINATION

SECTION 9.1          CERTAIN PAYMENTS.

                     (a) TERMINATION PAYMENT. In the event this Agreement is terminated pursuant to Section 9.2(b)(i), Section 9.2(c)(iii), Section 9.2(c)(iv) (in a case in which Seller is in material default or material breach of this Agreement, or where a representation or warranty made as of the date hereof is shown to have been inaccurate as of the date hereof, subject to the other terms and conditions of Section 9.2(c)(iv) regarding such inaccuracy),
Section 9.2(d)(ii) or Section 9.2(d)(iii) of this Agreement, or in the event that this Agreement is terminated by Seller pursuant to Section 9.2(b)(iv) of this Agreement, then in any such case Seller shall be obligated to pay Buyer, in cash, the sum of $5,200,000 plus an amount (not to exceed $800,000) equal to Buyer's reasonable out of pocket expenses (including but not limited to reasonable attorney's fees and expenses) incurred in connection with the negotiation or performance of this Agreement or its due diligence investigation of the Companies in connection with this Agreement (such sum being the "TERMINATION AMOUNT"). The Termination Amount shall be paid immediately upon the termination of this Agreement.

                     (b) BANKRUPTCY TERMINATION PAYMENTS. In the event this Agreement is terminated pursuant to Section 9.2(b)(ii) of this Agreement, Seller shall be obligated to pay to Buyer, in cash, the sum of $5,200,000 plus an amount (not to exceed $800,000) equal to Buyer's reasonable out of pocket expenses (including but not limited to reasonable attorney's fees and expenses) incurred in connection with the negotiation or performance of this Agreement or


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
its due diligence investigation of the Companies in connection with this Agreement (such sum being the "SECTION 9.2(B)(II) AMOUNT"), which amount shall be payable no later than the earlier of (i) the consummation of the Recapitalization Transaction or sale of either Company or all or substantially all of the assets of either Company to a Person other than Buyer or an Affiliate of Buyer, (ii) the effective date of a plan of any plan of reorganization confirmed in the Chapter 11 Case, (iii) the dismissal of the Chapter 11 Case, and (iv) the conversion of the Chapter 11 Case to a case under title 7 of the Bankruptcy Code. In the event this Agreement is terminated pursuant to Section 9.2(c)(i) or Section 9.2(c)(ii) of this Agreement, then (i) Seller shall be obligated to pay Buyer, immediately upon such termination of this Agreement, an amount (not to exceed $800,000) equal to Buyer's reasonable out of pocket expenses (including but not limited to reasonable attorney's fees and expenses) incurred in connection with the negotiation or performance of this Agreement or its due diligence investigation of the Companies in connection with this Agreement, and (ii) if, within nine (9) months following such termination of this Agreement, Seller or the Companies consummate a Recapitalization Transaction or sale of either Company or all or substantially all of the assets of either Company to a Person other than Buyer or an Affiliate of Buyer, then Seller shall be obligated to pay to Buyer, immediately upon the consummation of such transaction, an amount equal to $5,200,000 (the sum of (i) and (ii) being the "ALTERNATIVE TERMINATION AMOUNT," with the Section 9.2(b)(ii) Amount and the Alternative Termination Amount being referred to herein collectively as the "BANKRUPTCY TERMINATION AMOUNT.")

SECTION 9.2 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                     (a) by mutual consent of each of Seller and Buyer;

                     (b) by either of Seller or Buyer:

                  (i) if a Chapter 11 Case is not commenced on or before the date that is 30 days following the date of this Agreement and, as of the time that the terminating party provides the other party with notice of such termination of this Agreement, the Chapter 11 Case has not been commenced; provided, that no termination under this Section 9.2(b)(i) shall be effective until the Termination Amount shall have been paid to Buyer;

                  (ii) if, following the commencement of a Chapter 11 Case, the Bankruptcy Court approves a Recapitalization Transaction or a sale of either Company or all or substantially all of the assets of either Company to a Person other than Buyer or an Affiliate of Buyer;

                  (iii) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting any of the Closing Transactions and such


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
                           order, decree, ruling or other action shall have become final and nonappealable;

(iv) if the Closing shall not have occurred on or before the first anniversary of the date of this Agreement;

                     (c) by Buyer:

                  (i) if the Sale Procedures Order shall not have been entered by the Bankruptcy Court within 20 days of the filing of the bankruptcy petition by Seller and, as of the time of such termination of this Agreement, the Sales Procedures Order has not been entered by the Bankruptcy Court;

                  (ii) if the Approval Order has not been entered by the Bankruptcy Court within 50 days of the filing of the bankruptcy petition by Seller and, as of the time of such termination of this Agreement, the Approval Order has not been entered by the Bankruptcy Court;

                  (iii) if a supervisor, conservator, rehabilitator, liquidator, receiver or other Person in a similar capacity shall be appointed for either Company or a cease-and-desist order is entered, and in the case of a cease-and-desist order, such cease-and-desist order is not overturned, vacated or reversed within three Business Days of the entry of such order, with respect to either Company; or

                  (iv) if a material default or material breach shall be made by Seller with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in the Agreement shall have become inaccurate (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) and such inaccuracy has had or would be reasonably likely to have a Material Adverse Effect, if such default, breach or inaccuracy has not been cured or waived within 30 days after written notice to Seller specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

                     (d) by Seller:

                  (i) if a material default or breach shall be made by Buyer with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in the Agreement shall have become inaccurate (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) and such inaccuracy has had or would be reasonably likely to have a Buyer Material Adverse Effect, if such default, breach or inaccuracy has not been cured or waived within 30


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
                           days after written notice to Buyer specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

                  (ii) if prior to the commencement of a Chapter 11 Case, the Board of Directors of Seller authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and during the five-day period after Seller's notice, (A) Seller shall have offered to Buyer the opportunity to make such adjustments in the terms and conditions of its offer such that any third party Acquisition Proposal no longer continues to be a Superior Proposal and (B) Seller shall have reasonably concluded, upon the termination of such five day period, that any Acquisition Proposal giving rise to Seller's notice continues to be a Superior Proposal; provided, that no termination under this
                           Section 9.2(d)(ii) shall be effective until the Termination Amount shall have been paid to Buyer; or

                  (iii) if, prior to the commencement of a Chapter 11 Case, the Board of Directors of Seller authorizes Seller to enter into a binding written agreement for a Recapitalization Transaction; provided, that no termination under this Section 9.2(d)(iii) shall be effective until the Termination Amount shall have been paid to Buyer.

SECTION 9.3 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 9.2, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                     (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                     (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of Sections 9.1, this Section 9.3 and Section 9.4 shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that in the event Buyer is entitled to receive the Termination Amount or the Bankruptcy Termination Amount, the right of Buyer to receive such amount shall constitute Buyer's sole remedy for (and such amount shall constitute liquidated damages in


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
respect of) any breach by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 9.4 CONFIDENTIALITY. Each party hereto acknowledges that the other parties have legitimate and continuing proprietary interests in the protection of their confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information of another party relating to the Companies and/or their respective businesses or the other parties including, but not limited to, information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including without limitation any business plans, marketing plans, financial information, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and customer lists; provided, however, that such protected information shall not include (i) information required to be disclosed by law, legal or judicial process (including a court order, subpoena or order of a Governmental Authority) or the rules of any stock exchange, (ii) information that is or becomes available to the disclosing party on a non- confidential basis from a source other than the other parties and not obtained in violation of this Agreement and (iii) information known to the public or otherwise in the public domain without violation of this Section 9.4; provided, further, that this Section 9.4 shall not in any way limit the disclosure of information by Seller (a) in connection with the commencement and prosecution of a Chapter 11 Case or (b) regarding the Companies or their Businesses (i) to other bidders or potential bidders to the extent specifically permitted by this Agreement or (ii) following the termination of this Agreement.


                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

SECTION 10.1 AMENDMENT AND MODIFICATION. This Agreement may only be amended, modified or supplemented by a written instrument signed by all the parties hereto.

SECTION 10.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Buyer to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Seller, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. Any failure of Seller to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Buyer, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.


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
SECTION 10.3 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

SECTION 10.4 EXPENSES AND OBLIGATIONS. Except as specifically set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, the cost of Seller's attorneys, accountants, actuaries and other consultants shall be borne by Seller and not by either of the Companies.

SECTION 10.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, whether by a claim of third party beneficiary or otherwise.

SECTION 10.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next Business Day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with electronic acknowledgment of transmission confirmed) as follows:

                     (a) If to Buyer or, after the Closing, any of the Companies, to:

                     Swiss Re Life & Health America Inc.
                     969 High Ridge Road
                     Stamford, CT  06905
                     Attention:  General Counsel
                     Facsimile No.:  203-968-0920

                     with copies to:

                     Sutherland Asbill & Brennan LLP
                     1275 Pennsylvania Avenue, N.W.
                     Washington, D.C.   20004
                     Attention:  David A. Massey
                     Facsimile No.:  202-637-3593

                     Lord, Bissell & Brook
                     115 South LaSalle Street
                     Chicago, IL 60603
                     Attention: Margaret M. Anderson
                     Facsimile No.: 312-443-0336


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
                     (b) If to Seller, to:

                     PennCorp Financial Group, Inc.
                     c/o Southwestern Financial Services Corporation 717 North Harwood Street
                     Dallas, Texas  75201
                     Attention:  Scott D. Silverman
                     Facsimile No.:  214-954-7906

                     with a copy to:

                     Weil, Gotshal & Manges LLP
                     767 Fifth Avenue
                     New York, NY 10153
                     Attention:  Thomas A. Roberts
                     Facsimile No.: (212) 310-8007

SECTION 10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed within that state.

SECTION 10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

SECTION 10.9 HEADINGS. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.10 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule, the Annexes hereto and the Confidentiality Agreement dated June 23, 1999 embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement, the Disclosure Schedule and the Annexes hereto supersede all prior agreements and understandings between the parties (other than the Confidentiality Agreement referenced above) with respect to such subject matter.

SECTION 10.11 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any party (in whole or in part) without the prior written consent of the other parties hereto.


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
                     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.



                     REASSURE AMERICA LIFE INSURANCE COMPANY

                     By: /s/ Jacques E. Dubois
                         ---------------------------------------------
                         Name: Jacques E. Dubois
                         Title: Chairman and Chief Executive Officer



                     PENNCORP FINANCIAL GROUP, INC.

                     By: /s/ Keith A. Maib
                         ---------------------------------------------
                         Name: Keith A. Maib
                         Title: President and Chief Executive Officer















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